Exhibit 10.1

BRANCH PURCHASE AGREEMENT

by and between

FIRST Federal savings bank of Elizabethtown, inc.,
a Kentucky Banking Corporation,

and

FIRST SECURITY BANK OF OWENSBORO, INC.,
a Kentucky Banking Corporation

Dated as of May 15, 2012

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TABLE OF EXHIBITS

Exhibit A – Branches

Exhibit B – Form of Assumption Agreement

Exhibit C – Form of Consent to Assignment and Estoppel Certificate

Exhibit D – Form of Bill of Sale

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INDEX OF DEFINED TERMS

Section

ACH	2.12
Acquisition Proposal	5.2
Agreement	Preamble
Assets	1.2
Assumed Liabilities	1.4
Branch	Recitals
Branch Leases	1.2(c)
Branches	Recitals
Brokered Deposits	1.4(a)
Cash on Hand	1.2(f)
Closing	1.1(a)
Closing Date	1.1(a)
COBRA	2.9(f)
Code	1.13
Compatible Data File	2.5(a)(i)
Cure Period	10.2(a)
Deposit Amount	1.9(b)(i)
Deposits	1.4(a)
Employees	2.9(a)
Environmental Laws	3.9(a)
Estimated Net Payment	1.10(a)
Estimated Net Payment Statement	1.10(a)
FHLBI	1.8(g)
Final Net Payment	1.11(a)
Final Net Payment Date	1.11(a)
Final Net Payment Statement	1.11(a)
Final Transferred Employee PTO Schedule	2.9(c)
Fixed Asset Amount	1.9(b)(v)
Fixed Assets	1.2(e)
FRB	1.8(h)
FRB/FHLBI Pledged Loans	2.6(a)
Fundamental Representations	9.1
General Deposits	1.9(b)(i)(C)
Governmental Approvals	2.1(a)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Insolvency Laws	1.2(a)(xi)
Insolvency Proceedings	1.2(a)(xi)
IRAs	1.3(g)
IRA Deposits	2.20(a)
IRS	2.16
Late Fees	1.2(a)
Leased Real Property	1.2(b)
Leases	1.2(d)
Legal Proceeding	3.15
Lien	1.2(l)(i)
Loan Amount	1.9(b)(ii)
Loan Discount Rate	1.9(b)(iii)
Loan Documents	1.2(a)
Loan Files	1.2(a)
Loan Interest Amount	1.9(b)(iv)
Loans	1.2(a)
Losses	9.2

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Mid-Size CDs	1.9(b)(i)(B)
Net Payment	1.9(a)
Net Payment Formula	1.9(a)
Non-IRA Trust Accounts	1.3(g)
Outside Date	8.1(b)
Owned Real Property	1.2(b)
Owned Real Property Amount	1.9(b)(vi)
Par Value Deposits	1.9(b)(i)(A)
Parent	3.13
Permitted Encumbrance	1.2(l)(ii)
Personal Property Leases	1.2(d)
Post-Signing Date Loans	1.2(a)
Property	2.15(a)
Purchaser	Preamble
Real Property	1.2(b)
Real Property Contingencies	10.2
Regulatory Authority	2.1(a)
Restricted County	2.19(a)(i)
Safe Deposit Agreements	3.4(b)
Safe Deposit Property	1.2(h)
Safekeeping Agreements	1.2(i)
Safekeeping Items	1.2(i)
Safekeeping Property	1.2(i)
Seller	Preamble
Seller Employee PTO	2.9(b)
Seller Limited Power of Attorney	2.6(g)
Signing Date Loans	1.2(a)
Split Relationship Loan	3.6(b)
Surveys	10.2(a)
TDR	1.2(a)(ii)
Third Party Claim	9.4(a)
Title Commitment	10.2(a)
Title Defects	10.2(a)
Title Objection Deadline	10.2(a)
Title Review Period	10.2(a)
Transferred Employee PTO	2.9(c)
Transferred Employee PTO Amount	2.9(c)
Transferred Employee PTO Schedule	2.9(c)
Transferred Employees	2.9(a)
Unacceptable Regulatory Condition	2.1(a)
Withholding Obligations	2.17

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BRANCH PURCHASE AGREEMENT

This BRANCH PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2012, is made by and between FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN, INC., a Kentucky banking corporation, having its principal office in Elizabethtown, Kentucky (“Seller”), and FIRST SECURITY BANK OF OWENSBORO, INC., a Kentucky banking corporation having its principal office in Owensboro, Kentucky (“Purchaser”).

RECITALS

WHEREAS, Seller desires, upon the terms and conditions hereinafter set forth, to sell and assign certain assets of Seller associated with Seller’s four branch offices located in Jefferson County, Kentucky, the locations of which are more particularly described on Exhibit A attached hereto (each a “Branch” and collectively, the “Branches”) plus certain other commercial and retail loan assets and commercial real loan assets; and

WHEREAS, Purchaser desires to purchase certain assets, and to assume certain deposit and other liabilities of Seller that are associated with the Branches or with the other assets, upon the terms and conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING, PURCHASE AND SALE

1.1         Time, Place and Manner of Closing.

(a)	The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as reasonably practicable following (i) the satisfaction, or where legally permitted, the waiver, of conditions set forth in Article VI and Article VII of this Agreement, and (ii) the receipt by Purchaser of all approvals of federal and state Regulatory Authorities necessary for Purchaser to consummate such transactions (or the expiration of all applicable waiting periods specified by the applicable Regulatory Authority); provided that if the parties do not otherwise agree prior to such date, the Closing shall be held on the first Friday following the date on which all such conditions have been satisfied (or waived) and all such approvals have been received (or all waiting periods have expired) that Purchaser’s data processing vendor is available to undertake the computer conversion on behalf of Purchaser, or at such other time or date as may be mutually agreed to by the parties (the “Closing Date”); provided, further, that the parties anticipate that the Closing Date will occur on September 7, 2012.

(b)	The Closing shall be held remotely via the electronic exchange of documents and signatures on the Closing Date. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) the Closing shall be deemed to have taken place at the executive offices of Purchaser in Owensboro, Kentucky.

(c)	Except as expressly otherwise provided herein, the parties agree that the transactions contemplated hereby shall be effective as of the close of business on the Closing Date.

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1.2         Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing Seller agrees to transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase and receive from Seller, as of the close of business on the Closing Date, all of Seller’s rights, title and interests in the following assets (the “Assets”), free and clear of all Liens, other than Permitted Encumbrances on the Real Property, by documentation reasonably satisfactory as to form and substance to Purchaser:

(a)	The loans of Seller attributed to the Branches that are (1) identified on Schedule 1.2(a) as of the date of this Agreement (the “Signing Date Loans”) or (2) originated by a Branch in the ordinary course of Seller’s lending business between the date of this Agreement and the Closing Date and that Purchaser has had an opportunity to review and has agreed to purchase in its sole and absolute discretion (the “Post-Signing Date Loans” and together with the Signing Date Loans, collectively, the “Loans”), together with all security thereon, then booked at or in respect of the Branches, together with accrued interest receivable thereon and associated accrued late fees (“Late Fees”) and including all loan, credit and other files for each Loan (the “Loan Files”) containing evidence of the notes, leases and/or other evidences of any indebtedness, including without limitation the applicable loan agreements, loan participation agreements and certificates, control agreements, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans (the “Loan Documents”); provided, however, that the Loans and Late Fees shall not include the following items:

(i)	any Loan which (A) is on a nonaccrual basis as of the Closing Date (which shall include loans with respect to which the collateral securing same has been repossessed or in which collection efforts have been instituted or any Loan upon which insurance has been force-placed) or (B) has been rewritten prior to the Closing Date following any delinquency event;

(ii)	any modified or restructured Loan classified as a troubled debt restructuring according to GAAP (“TDR”);

(iii)	any Loan which, prior to Closing, is classified by Seller as (A) watch, unless Purchaser has had an opportunity to review and has agreed to purchase any such Loan prior to Closing, which shall be indicated on Schedule 1.2(a), or (B) substandard, doubtful or loss (or that is otherwise classified as “non-performing” by any applicable regulatory definition or in any other manner that would indicate that a potential weakness exists);

(iv)	any Loan that has a maturity date that is less than ninety (90) days from the Closing Date that Seller has not contractually extended prior to the Closing Date for a period of at least six (6) months beyond the Closing Date;

(v)	accrued Late Fees that are not collected by Purchaser (or Seller and subsequently remitted to Purchaser) within fifteen (15) days after the Closing Date;

(vi)	any loans, whether or not funded, that are (A) not included on Schedule 1.2(a), or (B) made after the date of this Agreement and that Purchaser does not agree to purchase pursuant to Section 1.2(a)(2) above;

(vii)	any loans failing to comply in any respect that would be material to Purchaser with the requirements of the National Flood Disaster Protection Act or the National Flood Insurance Act;

(viii)	any Loan or associated Late Fees that are thirty-one days or more past due as of the Closing Date;

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(ix)	any Loan that has been past due sixty (60) days or more during the twenty-four (24) month period immediately preceding the close of business on the Closing Date;

(x)	any retail Loan with respect to which (i) Seller has failed to properly perfect its interest in the collateral or (ii) the borrower had a credit score lower than 670 at either (A) the inception of such retail Loan or (B) any time between the date of this Agreement and the Closing Date, as indicated by a credit check performed at the sole option and expense of Purchaser; provided, for the avoidance of doubt, that if Purchaser does not elect to perform a credit check on the borrower under any retail Loan, then the credit score determination shall be made as of the inception of such retail Loan;

(xi)	any Loan with respect to which, prior to the Closing Date, (A) Seller or Purchaser receives notice that the borrower has become insolvent, (B) the borrower has filed a voluntary petition for relief under the United States Bankruptcy Code or any other federal, state or other bankruptcy or insolvency statute or law (collectively, “Insolvency Laws”), or (C) an involuntary proceeding under an Insolvency Law has been commenced against the borrower (actions under clause (B) and (C), collectively, “Insolvency Proceedings”);

(xii)	any loan in an original principal amount greater than or equal to $5,000,000 to any one person or entity, unless Purchaser otherwise agrees to purchase any such Loan as evidenced by its inclusion on Schedule 1.2(a); and

(xiii)	any Loan with respect to which, in the sole and reasonable discretion of Purchaser, there has been a material adverse change between the date of this Agreement and the close of business on the Closing Date (which determination may be based, among other things, on the payment performance of borrower, the financial condition of borrower, or an adverse determination of the collateral value necessary to support such Loan).

Not later than the second business day prior to the Closing Date, Purchaser and Seller shall work together to mutually update Schedule 1.2(a) to (x) add any Post-Signing Date Loans and (y) remove any Signing Date Loans or Late Fees that violate any of paragraphs (i) – (xii) of this Section 1.2(a). For a period of seventy-five (75) calendar days following the Closing Date, Purchaser shall have the right to notify Seller in writing of any additional Loan or associated Late Fees which should have been excluded pursuant to any of paragraphs (i) – (xii) of this Section 1.2(a), but were not excluded. For a period of one hundred eighty (180) calendar days following the Closing Date, Purchaser shall have the right to notify Seller in writing of any Loan with respect to which (i) Purchaser receives notice that the borrower has become insolvent or (ii) an Insolvency Proceeding has been initiated by or commenced against the borrower. Upon receiving written notice pursuant to either of the preceding sentences to which Seller does not reasonably object, Seller agrees to promptly (and in any event within three (3) business days) repurchase any such Loan and refund any associated Late Fees for an amount equal to (w) the aggregate unpaid principal balance of such Loan as of the date of repurchase, minus (x) the aggregate unpaid principal balance of such Loan as of the date of repurchase multiplied by the Loan Discount Rate, plus (y) any associated Late Fees included in the calculation of the Net Payment or Final Net Payment not received by Purchaser as of the date of repurchase, plus (z) interest receivable but unpaid on such Loan as of the date of repurchase.

(b)	All of the real property (i) owned by Seller on which the Branches are located, as more particularly described on Schedule 1.2(b) (the “Owned Real Property”) and (ii) leased to Seller pursuant to the Branch Leases (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Real Property”).

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(c)	All of the leases, subleases, licenses or other contracts pursuant to which Seller leases land, buildings and other improvements used as the Branches, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, that are listed on Schedule 1.2(c) (the “Branch Leases”).

(d)	All other leases of equipment and other personal property pertaining to or associated with the Branches which are assignable to Purchaser, as listed on Schedule 1.2(d) (the “Personal Property Leases”, and together with the Branch Leases, the “Leases”).

(e)	All of the personal property, furniture, fixtures and equipment (together with any manufacturers’ warranties or maintenance or service agreements thereon which are in effect as of the Closing Date and assignable to Purchaser, and which have been reviewed and, in its sole discretion, accepted in writing by Purchaser) which are physically located at or used in the operation of the Branches and are owned by the Seller, including but not limited to those assets physically located at one of the Branches that are listed on attached Schedule 1.2(e) (all such assets, regardless of whether so listed, the “Fixed Assets”).

(f)	All petty cash, ATM cash, off-site ATM cash and vault cash maintained at the Branches as of the close of business on the Closing Date (“Cash on Hand”), the exact amounts of which will be certified by Purchaser and Seller at Closing.

(g)	Any vendor single interest insurance or other insurance on collateral transferred to Purchaser with the Loans, to the extent assignable.

(h)	(i) The Safe Deposit Agreements and (ii) all safe deposit stacks in the vault, all keys and combinations thereto, all prepaid rent under the Safe Deposit Agreements for any period following the Closing Date, and all records related to the Safe Deposit Agreements, (the “Safe Deposit Property”).

(i)	(i) All contracts (if any, the “Safekeeping Agreements”) pursuant to which Seller agrees to hold in safekeeping for its customers at the Branches any securities, papers, valuables and other items (the, “Safekeeping Items”) and (ii) all prepaid fees under the Safekeeping Agreements for any period following the Closing Date, and all records related to the Safekeeping Agreements, (the “Safekeeping Property”).

(j)	Any pre-paid expenses or other assets, if any, listed on Schedule 1.2(j) attached hereto and made a part hereof.

(k)	Possession (or, in the case of the Loan Files, the right to possession, with physical possession to be obtained in accordance with Section 2.6 following the Closing Date) of all of Seller’s records and original documents (if available) related to the Assets and Assumed Liabilities, including but not limited to the Deposits.

(l)	For purposes of this Agreement:

(i)	“Lien” shall mean any security interest, lien, claim, charge, option, mortgage, pledge or other encumbrance or restriction of any kind.

(ii)	“Permitted Encumbrance” shall mean (A) any imperfections of title which, individually or collectively, do not materially and adversely affect the value of the Assets to Purchaser or materially impair Purchaser’s use of the Assets or business operations at the Branches; (B) liens for real property taxes not yet due and payable; (C) statutory Liens securing payments not yet due; and (D) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the Branches or Assets subject thereto or affected thereby or otherwise materially impair business operations at the Branches.

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1.3         Assets Not Sold. If an asset is not described with particularity by Section 1.2, it shall not be deemed to be an Asset that is purchased or sold under this Agreement. Without limiting the generality of the foregoing sentence, the following are expressly excluded from the Assets:

(a)	All loans, including accrued interest receivables and associated accrued late fees, arising from credit cards issued by Seller to customers of the Branches.

(b)	All overdrafts associated with the Deposits.

(c)	Seller’s trademarks, trade names, medallion program stamps, signs (excluding signage structures), logos and proprietarily marked stationery, forms, labels, shipping materials, brochures, advertising material and similar property.

(d)	The right of Seller or its affiliates to receive income relating to annuities or other investment or insurance products sold by Seller to customers of the Branches.

(e)	Any assets relating to Seller's other branch offices or operations.

(f)	Any pre-paid expenses or other assets, if any, listed on Schedule 1.3(f) attached hereto and made a part hereof.

(g)	Assets relating to trust accounts (other than accounts relating to Individual Retirement Accounts (“IRAs”)) located and administered at the Branch (the “Non-IRA Trust Accounts”).

(h)	Seller’s rights in and to the routing and transit number of the Branches.

(i)	Any network routers or network switches.

(j)	Seller’s phone system hardware and software used at the Branches (including any service or other agreements related thereto).

(k)	Any vacant land owned or to be developed by Seller or any land lease related to a potential location that Seller is considering for development.

1.4         Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing Purchaser agrees to assume and thereafter fully and timely perform and discharge the following duties, responsibilities, obligations and liabilities (and none other) of Seller that are to be paid or performed from and after the close of business on the Closing Date (collectively, the “Assumed Liabilities”):

(a)	The deposit accounts that are identified to the Branches as of the close of business on the Closing Date (including deposit accounts of customers held in IRAs that are identified to the Branch as of the close of business on the Closing Date), including any related sweep accounts, whether represented by collected or uncollected funds, including, without limitation, all savings, NOW accounts, checking, money market accounts and certificate accounts together with accrued but unpaid interest payable, attributed on the records of the Branches (the “Deposits”); provided, however, that the Deposits shall not include any (i) Brokered Deposits, (ii) repurchase agreements, (iii) deposits that as of the close of business on the Closing Date should have been paid by Seller to the unclaimed property department of any governmental entity under applicable escheat or unclaimed property laws, (iv) accounts subject to or involved in any form of litigation, (v) IRA Deposits where depositor refuses to designate or appoint Purchaser as successor trustee or custodian, (vi) any deposit accounts of customers of Seller held in Non-IRA Trust Accounts, and (vii) new deposit accounts placed between the date of this Agreement and the close of business on the Closing Date that have an interest rate that results in a violation of the laws and regulations applicable to Seller as a result of Seller’s current designation assigned by Regulatory Authorities as a result of any regulatory enforcement action. For purposes of this Agreement, “Brokered Deposits” shall include all (i) “brokered deposits” as that term is defined in federal banking laws and (ii) all deposit accounts with a financial institution, credit union or similar entity.

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(b)	The Loans, the servicing of the Loans, and the performance obligations of Seller in connection with servicing the Loans that arise after the close of business on the Closing Date, including funding commitments in the amounts indicated on Schedule 1.2(a).

(c)	The Owned Real Property, Leases and Leased Real Property.

(d)	The Safe Deposit Agreements, the Safe Deposit Property, the Safekeeping Agreements, the Safekeeping Items and the Safekeeping Property.

(e)	All accrued liabilities, if any, listed on Schedule 1.4(e) attached hereto and made a part hereof.

(f)	The Transferred Employee PTO.

(g)	Taxes for which Purchaser is responsible under this Agreement and taxes with respect to the Assets or the Branches for any taxable period (or portion thereof) that begins after the close of business on the Closing Date.

1.5         Liabilities Not Assumed. Other than those liabilities specifically assumed in Section 1.4, Purchaser shall not assume any liability of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business at the Branches prior to the close of business on the Closing Date. Without limiting the generality of the foregoing sentence, Purchaser does not assume the following liabilities or obligations of the Seller:

(a)	Certificates of deposit with an original maturity date of five years or more.

(b)	The Non-IRA Trust Accounts.

(c)	All liabilities arising out of the employment of any employee of Seller prior to the Closing, other than the Transferred Employee PTO.

(d)	All liabilities associated with cashier’s checks or other official bank checks and traveler’s checks issued by Seller before the Closing Date.

1.6         Assumption Subject to Certain Terms. The Assumed Liabilities shall be assumed subject to the terms and conditions of deposit agreed to by Seller and its customers and any other written agreements relating thereto and the laws, rules and regulations applicable thereto.

1.7         Purchaser’s Actions at Closing. At the Closing, Purchaser shall:

(a)	Execute, acknowledge, and deliver to Seller an assignment and assumption agreement, substantially in the form attached hereto as Exhibit B, with respect to the Assumed Liabilities.

(b)	Receive, accept and acknowledge delivery of the Assets, and all records and documentation relating thereto (except in the case of Loan Files for which physical possession may be delivered post-Closing in accordance with Section 2.6 of this Agreement).

(c)	Deliver evidence of the Governmental Approvals necessary for the consummation of the transactions contemplated by this Agreement.

(d)	Execute and deliver a receipt for the Safekeeping Items.

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(e)	Execute and deliver such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby, including without limitation any agreements relating to Purchaser becoming the trustee of any IRAs.

1.8         Seller’s Actions at Closing. At Closing, Seller shall:

(a)	Deliver to Purchaser good, marketable, unencumbered (except for Permitted Encumbrances), fee simple title to the Owned Real Property by way of a special warranty deed in form and substance reasonably satisfactory to Purchaser.

(b)	Deliver to Purchaser (i) an estoppel certificate from each landlord under a Branch Lease and such consents of landlords to the assignment of the Branch Leases to Purchaser as shall be required pursuant to the terms of the Branch Leases, in substantially the form attached hereto as Exhibit C and (ii) a short form of lease in recordable in the form executed by the applicable landlord for the Branch Lease identified on Schedule 1.8(b).

(c)	Assign to Purchaser all of Seller’s rights in and to the Personal Property Leases.

(d)	Deliver to Purchaser (i) the Assets which are capable of physical delivery, (ii) all records and documentation relating thereto (except for Loan Files for which physical possession may be delivered post-Closing in accordance with Section 2.6(a) of this Agreement), (iii) a bill of sale in substantially the form of Exhibit D hereto, (iv) other instruments of title as Purchaser may reasonably request to vest in Purchaser good and marketable title thereto, free and clear of all Liens, except for Permitted Encumbrances, and (v) all documents necessary for Purchaser to perfect the Lien or security interest in the collateral, if any, securing each Loan, which includes the documents contemplated in Sections 2.6(b), (f) and (g) of this Agreement.

(e)	Assign, transfer, and deliver to Purchaser the records and original documents (if available) pertaining to the Deposits (in whatever form or medium then maintained by Seller).

(f)	Deliver the Cash on Hand, together with a written certification of the exact amount of the Cash on Hand executed by both Purchaser and Seller.

(g)	Deliver to Purchaser a letter from the Federal Home Loan Bank of Cincinnati (the “FHLBI”) releasing any Liens that may have been created by Seller that may exist on the Loans.

(h)	Deliver to Purchaser a letter from the Federal Reserve Bank of St. Louis (the “FRB”) releasing any Liens that may have been created by Seller that may exist on the Loans.

(i)	Execute and deliver to Purchaser an instrument which shall assign and transfer IRAs attributable to the Branch to Purchaser in a form reasonably satisfactory to Purchaser and which shall additionally appoint Purchaser as a successor or trustee for such accounts.

(j)	Deliver all other records and original documents (if available) related to the Assets and the Assumed Liabilities.

(k)	Make available and transfer to Purchaser all funds required to be paid by Seller pursuant to the terms of this Agreement.

(l)	Pay the amount owing Purchaser under Section 1.10.

(m)	Deliver an updated list of the Safe Deposit Agreements to be transferred to Purchaser pursuant to Section 1.2(h) of this Agreement, which includes the information set forth on Schedule 3.4(b) for each Safe Deposit Agreement.

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(n)	Deliver the final inventory of the Safekeeping Items maintained by Seller pursuant to Section 2.8.

(o)	Execute and deliver a certificate, in form and substance reasonably satisfactory to Purchaser, as to the non-foreign status of Seller pursuant to Section 1.445-2(b)(2) of the United States Treasury Regulations.

(p)	Execute and deliver such other documents as the parties may determine are reasonably necessary to consummate the transactions contemplated hereby.

1.9         Net Payment.

(a)	Subject to the terms and conditions of this Agreement and adjustment pursuant to Section 1.12, Seller shall pay to Purchaser an amount (the “Net Payment”) equal to (i) (A) the Deposit Amount plus (B) the Transferred Employee PTO Amount minus (ii) the sum of the following items: (A) the Loan Amount; (B) the Loan Interest Amount; (C) the Fixed Asset Amount; (D) the amount of the Cash on Hand; (E) the Owned Real Property Amount; (F) the par value of the Mid-Size CDs multiplied by one percent (1%); and (G) the par value of the General Deposits multiplied by two percent (2%) (the foregoing formula, the “Net Payment Formula”). The Net Payment Formula is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price for the Branches to any particular asset being transferred or liability being assumed.

(b)	For purposes of this Agreement:

(i)	“Deposit Amount” shall mean an amount equal to

(A)	the par value of the following Deposits assumed by Purchaser: (I) certificates of deposit with a value greater than or equal to Two Hundred Fifty Thousand Dollars ($250,000.00) as of the close of business on the Closing Date, (II) deposit accounts requiring the pledging of securities, (III) deposit accounts relating to any Loan that is not being purchased by Purchaser, and (IV) non-time deposit accounts that have an interest rate greater than one percent (1%) at any time during the 90-day period immediately preceding the Closing (collectively, the “Par Value Deposits”); plus

(B)	the par value of certificates of deposit assumed by Purchaser with a value between One Hundred Thousand Dollars ($100,000.00) and Two Hundred Fifty Thousand Dollars ($250,000.00) as of the close of business on the Closing Date (the “Mid-Size CDs”); plus

(C)	the par value of all other Deposits assumed by Purchaser pursuant to Section 1.4(a) of this Agreement (the “General Deposits”).

(ii)	“Loan Amount” shall mean an amount equal to (A) the aggregate unpaid principal balances of the Loans, minus (B) the aggregate unpaid principal balances of the Loans multiplied by the Loan Discount Rate.

(iii)	“Loan Discount Rate” shall mean one percent (1%).

(iv)	“Loan Interest Amount” shall mean the aggregate interest receivable but unpaid on the Loans and other Assets transferred by Seller to Purchaser under this Agreement plus all Late Fees associated with such Loans.

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(v)	“Fixed Asset Amount” shall mean the net book value of the Fixed Assets as shown on the books and records of Seller on the last day of the month immediately preceding the Closing Date.

(vi)	“Owned Real Property Amount” shall mean an amount equal to the lesser of (A) the net book value of the Owned Real Property as shown on the books and records of Seller on the last day of the month immediately preceding the Closing Date or (B) the appraised value of the Owned Real Property as determined by an independent third party appraiser that is mutually acceptable to Purchaser and Seller at least thirty (30) days prior to the Closing Date. The appraisals fees resulting from a determination of the Owned Real Property shall be paid by Purchaser.

1.10       Estimated Net Payment.

(a)	On the business day prior to the date on which the Closing is scheduled to occur, Seller shall deliver to Purchaser a statement (the “Estimated Net Payment Statement”) which sets forth the estimated calculation of the Net Payment, with each variable in the Net Payment Formula determined as of the close of business on the second business day prior to the Closing Date (the “Estimated Net Payment”). The Estimated Net Payment shall be mutually agreed upon by Seller and Purchaser.

(b)	At the Closing, Seller shall pay to Purchaser the Estimated Net Payment by wire transfer of immediately available funds.

1.11       Final Net Payment.

(a)	As soon as practicable, but not later than thirty (30) business days after the Closing Date (the “Final Net Payment Date”), Purchaser shall prepare and deliver to Seller a final statement (the “Final Net Payment Statement”) which sets forth the final calculation of the Net Payment as of the close of business on the Closing Date (the “Final Net Payment”). The Final Net Payment shall be mutually agreed upon by Seller and Purchaser.

(b)	If the Estimated Net Payment is less than the Final Net Payment, then on the Final Net Payment Date (or promptly after the date on which Seller and Purchaser mutually agree upon the Final Net Payment), Seller shall pay to Purchaser an amount equal to such difference by wire transfer of immediately available funds.

(c)	If the Estimated Net Payment is greater than the Final Net Payment, then on the Final Net Payment Date (or promptly after the date on which Seller and Purchaser mutually agree upon the Final Net Payment), Purchaser shall pay to Seller an amount equal to such difference by wire transfer of immediately available funds.

(d)	If, following the delivery by Purchaser of the Final Net Payment Statement, Purchaser and Seller disagree as to the amount of the Final Net Payment and are unable to mutually agree upon the amount of the Final Net Payment prior to the Final Net Payment Date, then Seller may, within thirty (30) days following delivery of the Final Net Payment Statement, elect to initiate a review by Crowe Horwath LLP; provided that any amount owing under Sections 1.11(b) or 1.11(c) that are not in dispute shall be paid by wire transfer of immediately available funds on the Final Net Payment Date. Purchaser and Seller shall provide the independent accounting firm with access to such information as may be reasonably requested by the independent accounting firm to make a final determination of the amount of the Final Net Payment. Upon determination of the amount of the Final Net Payment by such accounting firm, any additional amounts due under Section 1.11(b) or 1.11(c), as applicable, shall be paid by the respective party, with interest thereon at the Applicable Federal Funds Rate within two (2) business days by wire transfer of immediately available funds. The fees and expenses charged by the independent accounting firm shall be paid by the party against whom the independent accounting firm finds within ten (10) business days of such finding.

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1.12       Pro-Rata Adjustment of Income and Expenses.

(a)	The parties hereto intend that Seller shall operate the Branches and perform the obligations of the Deposits for its own account until the Closing Date and that Purchaser shall operate the Branches and perform the obligations under the Deposits for its own account from and after the Closing Date. Therefore, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branches (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation: (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Purchaser as of the Closing Date); (ii) taxes and similar charges and expenses associated with the Fixed Assets; (iii) rents, safety deposit box fees and real and personal property taxes; (iv) unearned non-interest income associated with the Branches, except as provided in Section 1.3(d) or otherwise specifically provided in this Agreement; and (v) similar expenses related to the Assets transferred hereunder. To the extent that current real property tax bills or utility bills are unavailable on the Closing Date, such amounts shall be prorated based upon the most recent bills available and this shall be a final settlement. To the extent any such item (i) has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate adjustment in favor of Seller, and (ii) has not been paid by Seller for any period prior to the Closing Date, there shall be a proportionate adjustment in favor of Purchaser. The parties hereto acknowledge and agree that any assessment related to deposit insurance premiums shall not be prorated between the parties, such that Seller shall be responsible for premiums (and entitled to any refund of the same) required on the Deposits for the period prior to the Closing, and Purchaser shall be responsible for the premiums required on the Deposits for the period after the Closing.

(b)	Except as provided in Section 2.11, any expense relating to the Branches which arises after the close of business on the Closing Date will be paid by Purchaser; provided that Seller shall be responsible for the expenses and fees associated with cancelling and discontinuing any utility or other service used by Seller that Purchaser notifies Seller in writing prior to the Closing will not be used by Purchaser following the Closing.

1.13       Allocation of Purchase Price. The purchase price paid and liabilities assumed by Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by Purchaser and Seller within thirty (30) calendar days after the Closing Date. This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchaser and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060 of the Code.

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ARTICLE II

ADDITIONAL OBLIGATIONS OF PURCHASER AND SELLER

2.1         Regulatory Approvals.

(a)	Purchaser shall use its commercially reasonable best efforts to prepare and file, at its expense, within thirty (30) business days following the date of this Agreement, all applications, as required by law, with the appropriate federal and/or state regulatory authorities (each, a “Regulatory Authority”) for approval to purchase the Assets and assume the Assumed Liabilities, to establish a branch at the location of each of the Branches and to effect in all other respects the transactions contemplated hereby (the “Governmental Approvals”). Purchaser agrees to (i) make draft copies of the applications available to Seller and its counsel prior to filing, (ii) process the applications in a diligent manner, (iii) request confidential treatment by the appropriate Regulatory Authorities of any non-public information concerning Seller or the Branches submitted in the applications and (iv) provide Seller and its counsel promptly with a copy of the applications as filed and all notices, orders, opinions, correspondence and other documents with respect thereto. Purchaser and Seller agree to cooperate and each use commercially reasonable best efforts to obtain all Governmental Approvals and consents and approvals of all third parties and to do all things commercially reasonable to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Purchaser to take any action, commit to take any action, or agree to any condition or restrictions, in connection with obtaining the Governmental Approvals or other third party approvals or consents that are not satisfactory to Purchaser in its sole and absolute discretion (an “Unacceptable Regulatory Condition”); provided, however, that the nonstandard conditions set forth on Schedule 2.1(a) shall not be considered an Unacceptable Regulatory Condition for purposes of this Agreement.

(b)	Seller shall, as soon as is practicable, notify the proper Regulatory Authorities of its intent to terminate operation of the Branches and to consummate the transactions contemplated hereby and thereafter shall (i) comply with the normal and usual requirements imposed by such Regulatory Authorities to effectuate such transactions and (ii) use its good faith efforts to obtain any required permission of such Regulatory Authorities to cease operating the Branches.

2.2         Full Access. Seller shall (a) afford to the officers and authorized representatives of Purchaser, upon prior notice, reasonable access to the properties, books and records directly related to the Branches in order that Purchaser may have a full opportunity to make reasonable investigations at reasonable times without unreasonably interfering with the Branches’ normal business and operations or the affairs of Seller directly related to the Branches, and (b) the officers of Seller shall promptly furnish Purchaser with such additional financial and operating data and other information as to its business and properties at the Branches as Purchaser may, from time to time, reasonably request and as shall be available including, without limitation, information required for inclusion in all governmental applications necessary to effect the transactions contemplated hereby. Seller shall also afford to the officers and authorized representatives of Purchaser access to the employees of Seller in accordance with Section 2.9 hereof. Nothing in this Section 2.2 shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans.

2.3         Confidentiality. Each of the parties will hold, and will cause its officers, directors, employees and agents to hold, in strict confidence and not disclose to any other person or entity without the prior written consent of the other party (a) the terms of this Agreement and (b) all information received by a party from or with respect to the other party in connection with this Agreement and the transactions contemplated hereby, except such information (i) as may otherwise be publicly available, unless such information became publicly available through the wrongful dissemination of such information by the disclosing party or its officers, directors, employees or agents, (ii) that, based on the opinion of a party’s outside legal counsel, is required to be disclosed by applicable law; provided that the party intended to disclose such information promptly notify the other party of such request and cooperate with the other party in seeking an appropriate protective order (unless the other party agrees to waive the protections of this provision), or (iii) as is required to obtain the Governmental Approvals.

2.4         Taxes. Purchaser shall be responsible for the payment of all taxes arising as a result of the purchase of the Assets; except that Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction. Seller shall reasonably cooperate with Purchaser in Purchaser’s efforts to minimize all taxes payable by Purchaser, if any, as a result of the transactions contemplated by this Agreement.

2.5         Conversion of Accounts; Transfer and Delivery of Assets and Liabilities.

(a)	Prior to the Closing Date, Seller shall assist Purchaser, in ways to be mutually agreed upon by Seller and Purchaser, in preparing Purchaser’s data processing system to receive the transferred accounts. Such assistance shall include delivery of the following data files at Seller’s expense:

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(i)	As soon as practicable (and in any event not later than fourteen (14) days following the request from Purchaser’s core data processor) following the date of this Agreement Seller shall deliver to Purchaser from Seller’s core data processor all pertinent data and descriptive information relating to the Deposits and the Loans via either a usable (I) FTP data file using either an ASCII or EBCDIC format or (II) such other format as may be requested by Purchaser that Seller is able to deliver without unreasonable effort or expense (the “Compatible Data File”);

(ii)	An updated Compatible Data File from Seller’s core data processor will be delivered to Purchaser by Seller as soon as practicable and in any event no later than fifteen (15) days prior to the Closing Date;

(iii)	On the Closing Date, Seller shall deliver to Purchaser a final Compatible Data File from Seller’s core data processor, which Compatible Data File shall constitute Seller’s records maintained as of and current through the close of business on the Closing Date with respect to the Deposits and the Loans;

(iv)	Seller shall deliver to Purchaser trial balance reports with each Compatible Data File delivered pursuant to this Section 2.5(a); and

(v)	Any other information required by Purchaser’s data processing vendor to effect the transfer of Seller’s electronic data files with respect to the Deposits and Loans.

(b)	In addition to the three (3) versions of the Compatible Data File to be delivered by Seller, at Seller’s expense, pursuant to Section 2.5(a), upon request from Purchaser Seller shall deliver additional updates to the Compatible Data File to Purchaser for a fee of (i) $7,000 plus (ii) the amount of any fees charged by Seller’s core data processor solely due to a written request by Purchaser that the update to the Compatible Data File be delivered on a rush or expedited basis;

(c)	In connection with the Closing, Seller will deactivate all ATM machines maintained by the Branches in order to facilitate the conversion process in accordance with a timeline to be mutually agreed upon between Purchaser and Seller. All existing ATM and Debit Cards will be deactivated and must be reissued by Purchaser immediately prior to the computer conversion. During the thirty (30) days prior to the Closing Date, Purchaser shall have the right to review the signage and screen language on all ATM machines maintained by the Branches and shall, at Purchaser’s expense, be permitted to take all actions and do all things necessary to prepare the ATM signage and screen language for operation by Purchaser following the Closing Date.

(d)	In connection with the Closing, Seller shall, as soon as reasonably practicable, remove all of its proprietary forms and proprietary software from any personal computers at the Branch included in the Fixed Assets.

(e)	In order to facilitate the transition of the Branches to Purchaser, for a period of thirty (30) days following the Closing Date, Seller shall permit Purchaser to use the phone system used by Seller at the Branches. Following the expiration of such 30-day period, Purchaser shall promptly return the hardware and other components of the phone system to Seller at a single location to be identified by Seller.

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2.6         Post-Closing Delivery of Loan Files and Recording and Assignment Matters; Retention of and Access to Files Following the Closing Date.

(a)	Not later than five (5) business days following the Closing Date, Purchaser or its designee shall pick up at a single location selected by Seller, which location may be Seller’s principal offices in Elizabethtown, Kentucky, or any one of the Branches, the Loan Files and the Loan Documents (reasonably organized and cataloged), in the medium (including imaged documents) then maintained by Seller; provided that Purchaser understands that the FRB and the FHLBI may each take approximately 30 days to return to Seller original Loan Documents pertaining to Loans now pledged to the FRB or the FHLBI by Seller as collateral security for advances made to Seller by either of them (but to be released on the Closing Date) (the “FRB/FHLBI Pledged Loans”); provided, further, that if the original Loan Documents for a FRB/FHBLI Pledged Loan are unavailable at the time Purchaser picks up the Loan Files and Loan Documents pursuant to this Section 2.6(a), (i) Seller shall provide Purchaser with a complete copy of the Loan Files and Loan Documents pertaining to each FRB/FHBLI Pledged Loan for which the originals are unavailable, and (ii) Seller shall arrange for physical delivery to Purchaser of the original Loan Documents for such FRB/FHBLI Pledged Loan when and as received by Seller from the FRB and the FHLBI;

(b)	At least 15 calendar days prior to the Closing Date, Purchaser shall provide Seller with collateral assignment forms reasonably satisfactory to Purchaser and Seller. Not later than five (5) business days following the Closing Date, Seller shall complete such endorsements in the name of First Security Bank of Owensboro, Inc. and deliver the Loan Documents, the applicable endorsements, and all documents necessary for the assignment of collateral associated with each Loan, which delivery shall include, but not be limited to the following:

(i)	For each Loan, provide to the respective borrower a notice of transfer of Loan prepared by Seller in form reasonably satisfactory to Purchaser’s counsel and as otherwise required by any legal requirement, informing each borrower under each of the Loans of the transfer of the Loans and related servicing to Purchaser.

(ii)	For each original note, an endorsement (made pursuant to a label adhered to the note or pursuant to a separate allonge), in form reasonably satisfactory to Purchaser’s and Seller’s counsel and as otherwise required by any legal requirement, which states “Pay to the order of First Security Bank of Owensboro, Inc., without recourse”;

(iii)	For each Loan, an assignment for the Loan Documents and related rights and Liens, in form reasonably satisfactory to Purchaser’s and Seller's counsel and as otherwise required by any legal requirements with all blanks appropriately completed;

(iv)	For each Loan, as applicable, one or more UCC-3 Assignments of Financing Statements to be filed with the Secretary of State where each borrower is formed not later than the close of business on the first business day following the Closing, with acknowledgements of such filing to be provided to Purchaser promptly (and in any event within two (2) business days) thereafter, evidencing the assignment to Purchaser of all of Seller’s right, title and interest in and to any security interests in personal property created by the Loan Documents and held by Seller (or any affiliate thereof) as of the close of business on the Closing Date;

(v)	For each Loan, as applicable, one or more assignments of mortgage in recordable form to be filed in the county where each parcel of mortgaged real property is located, in each case evidencing the assignment to Purchaser of all of Seller’s right, title and interest in and to Seller’s security interests in such real property created by the Loan Documents and held by Seller (or any affiliate thereof) as of the close of business on the Closing Date; and

(vi)	For each Loan, as applicable, one or more UCC-4 Assignments of Fixture Financing Statement and one or more UCC-3 Assignments of Title Lien Statement in recordable form to be recorded in the county where the fixtures are located or vehicle registered, in each case evidencing the assignment to Purchaser of all of Seller’s right, title and interest in and to Seller’s security interests in such property created by the Loan Documents and held by Seller (or any affiliate thereof) as of the close of business on the Closing Date.

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(c)	The costs and expenses for filing and recording the collateral assignment documents for each Loan provided to Purchaser by Seller pursuant to this Section 2.6 shall be borne by Purchaser.

(d)	At Closing, Seller shall provide Purchaser with a Notice of Transfer of Servicing, acceptable to Purchaser and Seller, for hazard insurance and flood determinations, to be mailed to the respective providers transferring servicing to First Security Bank of Owensboro, Inc.

(e)	No later than fifteen (15) days prior to the Closing Date, Seller shall deliver to Purchaser an electronic file containing all UCC financing statement and hazard and flood insurance information for the Loans that Seller is tracking for expiration date.

(f)	At Closing, Seller shall enter into an agreement (effective as of the Closing Date), and take all other actions reasonably requested by Purchaser, equitably allocating between Seller and Purchaser Seller’s interest in any collateral with respect to which, following the closing, Purchaser and Seller shall each hold a security interest as a result of such collateral securing both (i) a Split Relationship Loan and (ii) a continuing loan or other credit relationship between Seller and the borrower (or any affiliate thereof) under the Split Relationship Loan.

(g)	Seller shall (i) at the Closing, deliver to Purchaser a limited power of attorney in a form reasonably acceptable to Purchaser appointing the officers of Purchaser as Seller’s attorney-in-fact for the purpose of endorsing, without recourse, any and all documents, endorsements, assignments and other papers relating to the transfer of the each Loan and the valid perfection of a Lien or security interest in the collateral, if any, securing each Loan for a period of ninety (90) days (the “Seller Limited Power of Attorney”) and (ii) take all such actions reasonably requested by Purchaser to assist Purchaser in (A) obtaining the valid perfection of a Lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party (including, but not limited to, filing the UCC-3 Assignments of Financing Statements referred to in Section 2.6(b)(iv), or (B) otherwise transferring of record or beneficially the interests of Seller in the Loans or the collateral therefore.

(h)	Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of account and records of the Branches referred to in this Agreement for the joint benefit of itself and Seller, and that it will permit Seller or its representatives, at any reasonable time and at Seller’s expense, to inspect, make extracts from or copies of, any such files, books of account or records as Seller shall deem necessary after the Closing Date.

(i)	In the event that some of Seller’s records concerning the Deposits cannot reasonably be segregated from Seller’s records regarding accounts not transferred pursuant to this Agreement, Seller will not deliver such records to Purchaser but will preserve and safely keep such records for as long as may be required by applicable law. Seller shall provide research and account history services related to any such records to Purchaser at Purchaser’s request. Such services shall be provided on the same service schedule as services then provided by Seller to its existing customers, and shall be provided to Purchaser for no charge. Such services do not include information required to be provided by Seller under Section 2.5. Seller shall permit Purchaser or Purchaser’s representatives, at reasonable times and at Purchaser’s expense, to inspect, make extracts from or copies of such records which relate to the Deposits.

2.7         Safe Deposit Business. In connection with the transfer of the Safe Deposit Agreements and Safe Deposit Property to Purchaser, from and after the close of business on the Closing Date, Purchaser agrees to maintain all facilities necessary for the use of the safe deposit boxes by persons entitled to use them in accordance with the terms of the Safe Deposit Agreements.

2.8         Safekeeping. Within thirty (30) days of the date of this Agreement, Seller shall audit all Safekeeping Items currently held at the Branches and provide Purchaser with an inventory thereof, and from and after the date of such inventory until the close of business on the Closing Date, Seller shall maintain a list of any items added to or removed from safekeeping at the Branches.

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2.9         Employees.

(a)	The employees of Seller who are assigned to the Branches, including regular part-time employees and employees then on vacation, sick leave, temporary leave of absence for medical purposes or on short-term disability (the “Employees”) as of the date of this Agreement, are listed on the attached Schedule 2.9(a). Seller shall introduce Purchaser to the Employees as soon as practicable after the execution of this Agreement. Prior to the Closing Date, Seller will provide Purchaser with access to its personnel files for the Employees. Subject to review of such information as Purchaser may request of the Employees and interviews with the Employees, Purchaser shall determine the Employees to whom it shall make an offer of employment and Seller shall use its commercially reasonable efforts to assist Purchaser in employing the Employees. Any Employees who receive such an offer and accept it are referred to as “Transferred Employees.” All other Employees shall not become “Transferred Employees” and Seller shall remain solely responsible for the employment relationships of such Employees.

(b)	Seller shall be responsible for, and shall pay as of the time of Closing, (i) all obligations of Seller to the Employees for accrued payroll and other compensation for work up to the close of business on the Closing Date, (ii) any and all retirement, pension, and profit sharing benefits, and (iii) except for the Transferred Employee PTO, all paid time off, vacation or sick leave owed to current or former employees of the Branch accrued and unpaid as of the close of business on the Closing Date (the “Seller Employee PTO”). Seller shall be responsible for all federal, state and local tax reporting duties and obligations relating to the wages, benefits and other compensation paid to each Employee for periods ending on or prior to the close of business on the Closing Date, including, but not limited to, the filing of quarterly IRS Form 941 and the furnishing and filing of IRS Form W-2.

(c)	On the business day prior to the date on which the Closing is scheduled to occur, Seller shall deliver to Purchaser a schedule (the “Transferred Employee PTO Schedule”) setting forth (i) the name of each Transferred Employee, (ii) the number of hours or days of Seller Employee PTO (separate by type) accrued by such Transferred Employee as of the close of business on the second business day prior to the Closing Date (the “Transferred Employee PTO”) and (iii) the dollar amount that each Transferred Employee would be owed through the close of business on the Closing Date for each type of Seller Employee PTO if such amounts were paid in a lump sum (the “Transferred Employee PTO Amount”). As soon as practicable (but in any event no later than five (5) business days) following the Closing Date, Seller shall provide to Purchaser an updated Transferred Employee PTO Schedule (the “Final Transferred Employee PTO Schedule”), reflecting the final Transferred Employee PTO and Transferred Employee PTO Amount as of the close of business on the Closing Date. In determining the length of a Transferred Employee’s vacation benefits for the purpose of this Section 2.9(c), Purchaser shall treat the Transferred Employee’s service with Seller as if it were service with Purchaser. For the avoidance of doubt, the Transferred Employee PTO assumed by Purchaser pursuant to this Agreement shall only include the Transferred Employee PTO included on the Final Transferred Employee PTO Schedule, and shall not include any other Seller Employee PTO, including but not limited to any Seller Employee PTO that is claimed by a Transferred Employee that is not reflected on the Final Transferred Employee PTO Schedule.

(d)	Except as otherwise provided herein, Purchaser shall grant to the Transferred Employees credit for their respective service with Seller for purposes of determining their participation, eligibility and vesting rights, but not for purposes of benefit accrual, in any pension, thrift, profit-sharing, life insurance, disability and other employee benefit plans or programs now or hereafter maintained by or on behalf of Purchaser, and with regard to any medical insurance plan covering Purchaser’s employees, there shall be an open enrollment period for the Transferred Employees who have been employed by Seller for a period of more than ninety (90) days without regard to any preexisting conditions of such Transferred Employees or their dependents consistent with the requirements of the Health Insurance Portability and Accountability Act of 1996.

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(e)	Prior to the Closing Date, Seller shall afford the officers and authorized representatives of Purchaser access to the Employees for interviews and training purposes, at no cost to Purchaser, at reasonable times during both regular business hours and after-hours. In the event that overtime wages become due to the Employees as a result of the interviews and training conducted by Purchaser contemplated by this Section 2.9(e), such wages shall be paid to the Employees by Seller and Purchaser shall promptly (after paid by Seller to such Employees) reimburse Seller for the cost of such overtime.

(f)	Seller shall comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for all of Seller’s former employees and other qualifying beneficiaries for whom COBRA qualifying events occurred before or coincident with the Closing Date, and Purchaser shall have no responsibility for any such coverage. Seller shall indemnify and hold Purchaser harmless from all loss, cost, damage or expense arising as a result of any alleged violation of the Workers Adjustment and Retraining Notification Act to which Seller is subject or is alleged to be subject.

2.10       Notification to Branch Customers.

(a)	Seller and Purchaser shall jointly notify customers of the Branches in writing at such time as shall be mutually agreeable to Purchaser and Seller, but in any event within the time period prescribed by applicable law, through the preparation and mailing of a letter to each borrower having a Loan or depositor whose Deposits are expected to be assumed by Purchaser informing such customer of the nature of the transactions contemplated by this Agreement and the continuing availability of services to be provided by Purchaser in the Branches after the Closing Date. Seller shall include in this letter notice that as of the close of business on the Closing Date, (i) all customers of the Branches with ATM access cards issued by Seller will not have ATM-accessible accounts with Seller after the Closing, and (ii) all customers of the Branches with debit cards issued by Seller will not have demand accounts with Seller after the Closing, or will be void or terminated, as the case may be. Purchaser may include in this notice a communication advising customers of the Branches that replacement ATM access cards and debit cards will be reissued by Purchaser and forwarded to customers prior to the Closing Date with instructions for activation after the Closing Date. Purchaser shall make available the form of any proposed letter to customers of the Branches to Seller for its comment a reasonable time in advance of printing and mailing the letter. Purchaser and Seller shall each be responsible for one-half of the out-of-pocket cost incurred with respect to the notice.

(b)	Purchaser shall, at its own cost and expense, cause to be printed deposit tickets, checks, withdrawal orders and all other requisite banking transactional forms for all accounts which constitute Deposits and mail or make available within five (5) calendar days after the Closing Date such deposit tickets, checks, withdrawal orders and other forms to each customer having such an account, each such document to be encoded with Purchaser’s identification numbers and to be accompanied by Purchaser’s letter, in form and substance satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, withdrawal orders and other forms are to be used instead of the corresponding existing documents of Seller with respect to the customer’s deposit account maintained at the Branches, and that any such existing documents of Seller are to be destroyed.

(c)	Purchaser shall take any other actions required by law or regulation or by any court or Regulatory Authority to notify customers or depositors of the Branches or residents of the communities in which the Branches are located of the transfers and assumptions occurring pursuant to this Agreement.

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2.11       Payment of Items After the Closing Date. After the close of business on the Closing Date:

(a)	Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors related to the Deposits, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to whom Purchaser has assumed the Deposits. Purchaser’s obligations hereunder to honor checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including name and transit routing number) shall not apply to any such check, draft or withdrawal order presented to Purchaser more than sixty (60) days following the Closing Date.

(b)	If any of such depositors, instead of accepting the obligation of Purchaser to pay the Deposits, shall demand payment from Seller for all or any part of any such Deposits, Seller shall not be liable or responsible for making such payment.

(c)	After the Closing, Seller shall be and have the rights and obligations of a “Collecting Bank” or “Intermediary Bank” under Article 4 of the Uniform Commercial Code (including the right to chargeback dishonored items) as then in effect in Kentucky with respect to items drawn on the accounts transferred which are received by Seller for processing. Items received for processing against the Deposits shall be grouped and delivered to Purchaser within the time limits provided by the Uniform Commercial Code in a special cash letter separately identified as “Transferred Accounts Cash Letter.” For purposes of paying Purchaser’s obligations to Seller under this Section 2.11, Purchaser will establish a settlement account with Seller at the Closing Date in a collected amount equal to $100,000, which amount will be maintained by Purchaser for a period of sixty (60) days following the Closing Date, against which will be (i) debited the checks, returns and items hereafter referred to in this sentence and (ii) charged amounts in accordance with this Section 2.11(c) hereof to provide, among other things, for the settlement by Purchaser of checks, returns and items which are presented to Seller within sixty (60) days after the Closing Date and which are drawn on or chargeable to accounts transferred to Purchaser and to which Purchaser does not reasonably object. After the expiration of the 60-day period following the Closing Date, Seller will dishonor checks, drafts or withdrawal orders drawn on the Deposits unless Seller and Purchaser agree to extend the 60-day period and extend the provision for a settlement account as necessary. Seller shall transport from Seller to Purchaser all checks, drafts, orders of withdrawal, cash letters, magnetic tapes and other items related to Seller’s receipt of items relating to the Deposits after the Closing Date; provided, however, that Seller shall not be required to transport the foregoing items to the extent that such items are sent to Purchaser electronically.

(d)	Purchaser agrees to pay promptly to Seller (i) an amount equivalent to the amount of any checks, drafts or withdrawal orders credited by Seller before the Closing Date to such transferred account that are returned to Seller unpaid after the Closing Date, and (ii) for a period not to exceed thirty (30) days from the Closing Date, an amount equivalent to the amount of any checks, drafts or withdrawal orders credited by Seller after the Closing Date to such transferred account that are returned to Seller unpaid after the Closing Date. Upon receipt thereof, Seller shall immediately forward any such check, draft or other item to Purchaser, and subject to the time limitations referenced herein, Purchaser shall remit to Seller the amount of any such item(s).

2.12       ACH. As soon as practicable following the Closing Date, Purchaser will notify all Automated Clearing House (“ACH”) originators effecting debits or credits to the accounts of the Deposits of the transactions contemplated by this Agreement. For a period of ninety (90) days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposits which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will use its best efforts to transmit to Purchaser via NACHA formatted file upon Seller’s receipt of ACH Files. Items mistakenly routed or presented after the 90-day period may be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller.

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2.13       Loan Payments and Information Received After the Closing Date.

(a)	In order to enhance the transition of the Loan payment collection process after Closing, Purchaser agrees to notify each Loan debtor in writing, within twenty (20) calendar days after the Loan Files are delivered to Purchaser, of Purchaser’s assumption of the Loan and that the debtor should make payments on the Loan directly to Purchaser rather than making payment to Seller. Seller agrees to cooperate with and assist Purchaser in providing such notice by, among other things, providing to Purchaser a copy of all mail files used by Seller in providing the notice required by Section 2.10 not later than the close of business on the Closing Date.

(b)	Seller agrees that for the first one-hundred twenty (120) calendar days, plus an additional thirty (30) calendar days if requested by Purchaser, following the Closing Date and within three (3) business days after receipt by Seller, it shall forward (by electronic delivery and/or by an overnight courier service) to Purchaser:

(i)	any payments which are received by Seller on or after the Closing Date that relate to the Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to Seller; and

(ii)	any notices or other correspondence received on or after the Closing Date that relate to the Loans or other Assets.

(c)	For a period of sixty (60) calendar days following the Closing Date, Seller shall have the right to chargeback any dishonored Loan payment to the extent that it has collected and credited such Loan payment for payment on the Loan account.

2.14       Seller Identification. On the Closing Date, Purchaser shall substitute its name and logo for the name and logo of Seller on all signs and ATM machines at the Branches and shall be entitled to remove all evidence of Seller’s name and logo on signs and ATM machines that carry the name and logo of Seller, at Seller’s expense (provided that Purchaser shall notify Seller of the cost of such removal at least ten calendar days prior to such removal). Seller agrees, at its own expense, to remove from the premises as promptly as practicable after the Closing Date any such evidence of Seller’s name and logo so removed from signs by Purchaser. Purchaser agrees to replace promptly all written or electronic materials bearing Seller’s name and/or logo used in the ordinary course of business, including stationery and forms, with written or electronic materials bearing Purchaser’s name and/or logo.

2.15       Assumption of Risks.

(a)	If any of the Real Property, personal property associated with the Real Property (collectively, the “Property”) or other improvements of the Branches are destroyed or materially damaged by fire or other casualty prior to the Closing Date and shall not be substantially repaired or replaced or shall not have insurance coverage which in the reasonable determination of Purchaser is sufficient to repair or replace such Property or other improvements, Purchaser shall have the right to (i) terminate this Agreement with respect to any such affected Branch by giving Seller written notice of its intention to terminate this Agreement, in which case this Agreement shall be modified to exclude the Assets and Assumed Liabilities attributable to such Branch or (ii) accept the applicable Property as damaged together with any rights of Seller to receive insurance proceeds or to exercise any other rights of Seller following their assignment to Purchaser on the Closing Date. The risk of loss for the Property is to remain with Seller until the passing of the deed or other assignments or instruments of transfer at the Closing.

(b)	Effective as of the close of business on the Closing Date, Seller will discontinue any casualty and liability insurance coverage maintained with respect to the premises of the Branches and all Assets. Purchaser shall be solely responsible for all casualty losses and liability claims arising after the close of business on the Closing Date.

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(c)	Effective as of the close of business on the Closing Date, Seller will discontinue providing any security for persons and property at the Branches and Purchaser assumes all liabilities arising out of injury or damage to persons and property on and after the close of business on Closing Date.

(d)	After the close of business on the Closing Date, Purchaser shall be responsible for maintaining adequate insurance with respect to the losses described in paragraphs (b) and (c) above and otherwise with respect to the operation of the Branches.

(e)	At the Closing, Seller shall pay any transfer taxes or fees required in connection with the transfer of each parcel of the Owned Real Property and Purchaser shall pay the basic premium for an owner’s policy or policies of title insurance for each parcel of Real Property in an amount equal to the portion of the purchase price allocated to each parcel of Real Property pursuant to Section 1.13. Purchaser shall pay the costs of any endorsements or any lender’s policy requested by Purchaser. Seller shall provide an owner’s or vendor’s affidavit to the title company sufficient for the title company to delete the so-called “standard” exceptions to the title policy (other than those exceptions that would require a survey to delete).

2.16       Information Reporting. With respect to the Loans and Deposits purchased and assumed by Purchaser pursuant to this Agreement, Purchaser shall be responsible for all tax reporting obligations to the Internal Revenue Service (“IRS”) (and any state or local taxing authority as is required), including, without limitation, all information required in connection with the filing of IRS Forms 1099 and 5498 for the entire year in which the Closing Date occurs. Purchaser shall also be responsible for reporting to customers all interest paid or earned during the entire year in which the Closing Date occurs. Purchaser assumes responsibility for preparing and filing IRS Form 5498 for the 2012 tax year for all IRA Deposits and Seller agrees to provide Purchaser with the information needed to prepare such Forms. Seller agrees to provide to Purchaser information about the Deposits and Loans up to the Closing Date which is necessary for Purchaser to comply with the requirements of this Section 2.16, but Seller shall have no responsibility to provide such information to the customer or the IRS or any other person or agency. Purchaser agrees to indemnify Seller for any penalty, interest, claim, fee (including reasonable attorney fees and expenses) or other liability or expense which may be imposed upon or asserted against Seller as a result of Purchaser’s failure to timely and accurately comply with its tax reporting obligations pursuant to this Section 2.16 and as required by law, unless such failure is due to Seller’s failure to provide in a timely manner the information relating to the Deposits and Loans up to the Closing Date. Seller agrees to indemnify Purchaser for any penalty, interest, claim, fee (including reasonable attorneys’ fees and expenses) or other liability or expense which may be imposed upon Purchaser as a result of Purchaser’s failure to timely and accurately comply with its tax reporting obligations pursuant to this Section 2.16 if such failure is caused by Seller’s failure to provide in a timely manner the information contemplated herein.

2.17       Backup Withholding. Any amounts required by any governmental agencies to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled as follows:

(a)	Any Withholding Obligations required to be remitted to a Regulatory Authority on or before the close of business on the Closing Date will be withheld and remitted by Seller before the Closing Date.

(b)	Any Withholding Obligations with respect to interest payments posted on or before the close of business on the Closing Date, which are not required to be remitted to a Regulatory Authority until after the close of business on the Closing Date, shall be remitted by Purchaser. At the Closing, Seller will remit to Purchaser all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to a Regulatory Authority on or after the Closing.

(c)	Any Withholding Obligations with respect to interest payments posted after the close of business on the Closing Date will be remitted by Purchaser.

(d)	Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposits opened by Seller before the close of business on the Closing Date will be paid by Seller promptly upon receipt of the notice; provided that such penalty resulted from Seller’s acts, policies or omissions.

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2.18       Electronic Installation. During the ninety (90) days prior to the Closing Date, Purchaser shall have the right to enter the Branches for the purpose of installing, at Purchaser's expense, necessary wiring for Purchaser’s banking operations following the Closing, including, but not limited to, wiring for teller terminals, ATMs and data processing equipment, subject to satisfaction by Purchaser of the following conditions:

(a)	reasonable advance notice of such entry shall be given to Seller, such entry shall comply with Seller’s security procedures and Seller shall have the right to have its employees or contractors present to inspect the work being done;

(b)	all such work shall be done at reasonable times without unreasonably interfering with the Branches’ normal business and operations; and

(c)	all such work will be done in compliance with the laws and applicable governmental regulations and Purchaser shall be responsible for the obtaining all required governmental or administrative permits and approvals.

2.19       Restrictive Covenants.

(a)	For and in consideration of the purchase by Purchaser of the Assets and the assumption of the Assumed Liabilities and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of two (2) years following the Closing Date, none of Seller or any of its affiliates will (and Seller will use its commercially reasonable efforts to prevent its directors from taking action to), directly or indirectly:

(i)	open, establish, purchase acquire or operate (except for the operation of the Branches prior to the Closing Date) a banking, mortgage, finance, insurance, loan production, or other office for the purpose of offering banking, mortgage, finance, insurance or related services to the public in Jefferson County, Kentucky (the “Restricted County”), provided that Seller’s continued operation of Seller’s existing loan production facility in the Restricted County shall not be a violation of this Section 2.19(a)(i) so long as the facility is operated only as a loan production facility;

(ii)	(A) solicit in any manner any current customers of the Branches whose banking business with Seller as of the date of this Agreement is completely transferred (meaning all banking relationships of such customer with Seller are transferred to Purchaser) to Purchaser pursuant to the terms of this Agreement for the provision of banking services offered by or competitive with services offered by Purchaser or (B) use the customer lists from the Branches for any purpose;

(iii)	extend any credit to any current customers of the Branches whose banking business with Seller as of the date of this Agreement is completely transferred (meaning all banking relationships of such customer with Seller are transferred to Purchaser) to Purchaser pursuant to the terms of this Agreement; or

(iv)	solicit for employment any Employee or encourage any Employee to leave the employ of Purchaser, provided that media advertising not targeted at such Employees shall not be deemed to be a solicitation of an Employee.

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(b)	For and in consideration of the purchase by Purchaser of the Assets and the assumption of the Assumed Liabilities and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of two (2) years following the Closing Date, none of Purchaser or any of its affiliates will directly solicit for employment any current employee of Seller that does not become an employee of Purchaser in connection with the Closing; provided that media advertising not targeted at such Employees shall not be deemed to be a solicitation of a current employee of Seller that does not become an employee of Purchaser in connection with the Closing.

(c)	If any court of competent jurisdiction should determine that any term or terms of the foregoing covenants are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Purchaser will be irreparably damaged if the provisions of this Section 2.19 are not specifically enforced. Accordingly, Purchaser shall be entitled to an injunction restraining any violation of this Section 2.19 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Purchaser may have at law or in equity.

2.20       IRA Deposits.

(a)	With respect to Deposits that are IRAs created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of Section 408, Section 530 and Section 408A of the Code (“IRA Deposits”), on the Closing Date, Seller will resign as the custodian and will appoint Purchaser as successor custodian of all such IRA Deposits, including but not limited to, sending to the depositors thereof appropriate notices, and filing any appropriate applications with applicable Regulatory Authorities. As of the close of business on the Closing Date, Purchaser will accept appointment as custodian with respect to such IRA Deposits and will perform all of the duties so transferred and comply with the terms of Seller’s agreement with the depositor of the IRA Deposits affected thereby. If any individual depositor holding an IRA Deposit refuses to accept the designation or appointment of Purchaser as successor trustee or custodian, Purchaser shall promptly so inform Seller, and none of the IRA Deposits for such depositor shall be treated as Deposits hereunder, and shall remain the liability and obligation of Seller.

(b)	Seller will deliver to Purchaser on the Closing Date all of the documents in Seller’s possession governing each IRA Deposit that is included in the Deposits. Seller will prepare and file all reports to governmental authorities required to be filed for the period ending on the Closing Date and all prior periods. Purchaser will be responsible for all such reporting for periods commencing on the day after the Closing.

2.21       Seller Settlement Account. For purposes of paying Seller’s obligations to Purchaser following the Closing, on the Closing Date Seller will establish a settlement account with Purchaser in a collected amount equal to $100,000, which amount will be maintained by Purchaser for a period of one hundred eighty (180) days following the Closing Date, against which Purchaser shall have the right to charge or offset any payment that becomes due to Purchaser pursuant to the terms of this Agreement for which Seller does not reasonably object. Upon charging or offsetting any amount from such settlement account, Purchaser agrees to promptly notify Seller of the amount so charged or offset and the reason for such charge, and to request that Seller replenish the funds in the settlement account to maintain the minimum balance of $100,000.

2.22       Further Assurances. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall take all such actions as may be reasonably requested by the other party.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, subject to the exceptions disclosed in writing in Seller’s disclosure schedule delivered to Purchaser as of the date hereof, which representations and warranties shall survive the Closing Date as provided in Section 9.1 hereof, as follows:

3.1         Corporate Organization. Seller is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Seller has the corporate power and authority to own and operate its properties at the Branches, including without limitation, the Assets and to carry on its business at the Branches as presently conducted, and Seller has the corporate power and authority to execute, deliver and perform this Agreement and to effect the transactions and all related agreements contemplated hereby.

3.2         Corporate Authority. Seller has full corporate power and authority and is duly authorized to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all related agreements by Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement and all related agreements executed and delivered by Seller pursuant hereto have been duly executed by Seller and constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

3.3         No Violation. Neither the execution and delivery of this Agreement or any related agreements to which Seller is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other related agreements in compliance with the terms and conditions hereof and thereof by Seller will (a) violate, conflict with or result in any breach of the Articles of Incorporation or By-Laws of Seller, (b) violate, conflict with or result in a breach, default or termination under any contract or agreement to which Seller is a party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the indebtedness or other obligations of Seller, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Purchaser, or (c) except for the required approval of Regulatory Authorities, violate any order, writ, injunction, decree, statute, rule regulation or order of any governmental authority applicable to Seller.

3.4         Assets.

(a)	Seller is the sole owner and has good and marketable title to the Assets, and upon consummation of the transactions contemplated herein, Purchaser will have good and marketable title to the Assets, free and clear of all Liens except for Permitted Encumbrances.

(b)	Schedule 3.4(b) sets forth (i) a true and correct list of the safe deposit contracts and rental agreements for the safe deposit boxes located the Branches (the “Safe Deposit Agreements”), (ii) the rentals or other amounts paid on the Safe Deposit Agreements, (iii) and the expiration date of each Safe Deposit Agreement.

(c)	The personal property subject to the Personal Property Leases and the Fixed Assets are all of the material tangible assets owned or leased by Seller and used by it to conduct the business of the Branches as of the date hereof. The banking equipment included in the Fixed Assets, taken as a whole, are in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear. Seller is the sole owner and has good and marketable title to said Fixed Assets free and clear of all Liens except for Permitted Encumbrances.

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(d)	Seller has delivered to Purchaser complete and correct copies of each of the Personal Property Leases. Each Personal Property Lease is in full force and effect and Seller has not assigned, modified, supplemented or amended any Personal Property Lease in any way except as set forth in the copies of the Personal Property Leases provided to Purchaser, and to Seller's knowledge, no lessor has assigned, modified, supplemented or amended any Personal Property Lease in any way except as set forth in the copies of the Personal Property Leases provided to Purchaser.

(e)	As of the date of this Agreement, all rent and other charges due by Seller under each of the Personal Property Leases have been paid.

(f)	Neither Seller, nor to Seller’s knowledge any other party, is in default in the performance of any Personal Property Lease and there does not exist any event or condition which, after notice or lapse of time or both, would constitute a default under any Personal Property Lease by either Seller or, to Seller’s knowledge, any other party.

3.5         Real and Personal Property; Title.

(a)	Seller (i) has good and marketable title to the Owned Real Property, free and clear of all Liens (other than Permitted Encumbrances) and (ii) has good and marketable leasehold interests in all of the Leased Real Property, free and clear of all Liens (other than Permitted Encumbrances), and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Branch Leases.

(b)	No person other than Seller has (i) any right to the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) to Seller's knowledge any right to use or occupy any portion of the Leased Real Property. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well-maintained, reasonable wear and tear excepted.

(c)	Seller has delivered to Purchaser complete and correct copies of each of the Branch Leases. Each Branch Lease is in full force and effect and to Seller's knowledge has not been assigned, modified, supplemented or amended in any way except as set forth in the copies of the Branch Leases provided to Purchaser.

(d)	As of the date of this Agreement, all rent and other charges due by Seller under each of the Branch Leases have been paid.

(e)	Neither Seller, nor to Seller’s knowledge any landlord, is in default in the performance of any Branch Lease and there does not exist any event or condition which, after notice or lapse of time or both, would constitute a default under any Branch Lease by either Seller or to Seller's knowledge, any landlord.

(f)	To the knowledge of Seller, there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Branches as presently being used in the conduct of business of Seller.

(g)	Seller has operated the Owned Real Property and the Leased Real Property, and the continued operation of the Owned Real Property and the Leased Real Property in the manner it is used in Seller’s business will be, in accordance in all material respects will all applicable laws.

(h)	No notice of any violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the operation of the Branches has been received by Seller.

(i)	There are no pending, or to Seller’s Knowledge, threatened condemnation actions or special assessments of any nature with respect to the Owned Real Property or Leased Real Property.

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3.6         Loans.

(a)	Each Loan (i) has been made for good, valuable and adequate consideration in the ordinary course of business of Seller, was not known to be uncollectible at the time it was made, and accrues interest in accordance with the terms of the Loan; (ii) is evidenced by a note or other evidence of indebtedness and is a valid loan enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and to general principles of equity and no defense, offset or counterclaim has been asserted with respect to each Loan; (iii) is solely owned by Seller, no participation therein having been sold; (iv) has not been pledged or encumbered; (v) has a principal balance shown on Seller’s books and records that is true and correct as of the last date shown thereon; and (iv) has not been adversely classified in any regulatory examination or by Seller’s internal classification system, is not thirty-one (31) days or more past due, has not been classified as a TDR, has not been restructured and is not classified as nonaccrual, and the risk classification of each Loan is, in the reasonable best judgment of the management of Seller, appropriate. All Loan Documents are correct in amount and genuine as to signatories of the parties thereto, including, but not limited to makers and endorsers and of Seller, and were given for valid consideration, and none of the obligations represented by the Loan Documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents or as a result of bankruptcy or other debtor’s relief laws of general application. To the knowledge of Seller, no maker, signatory or guarantor on any Loan is in bankruptcy. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Loans that have been cited in any compliance report to Seller as a result of examination by any Regulatory Authority. No borrower, customer or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim, and no borrower, customer or other third party in connection with the Loans has given Seller any oral notification of, or orally asserted to or against Seller, any such claim. The records of Seller regarding all Loans outstanding are accurate in all material respects. Seller has properly perfected or caused to be properly perfected valid and enforceable security interests, liens, or other interests in any collateral securing the Loans and such proper perfection continues to be in effect, and such security interests, liens, or other interests are assignable and have the priority reflected in the Seller’s books and records. Each Loan was made, funded and remains in compliance with (i) Seller’s customary lending standards and written loan policies and (ii) all applicable laws, orders and regulations and the documentation with respect to each Loan complies in all material respects with all applicable laws.

(b)	Schedule 3.6(b) sets forth a true and correct list of the Loans (each such Loan, a “Split Relationship Loan”), and the names of the borrower under each Split Relationship Loan, with respect to which, as of and following the Closing Date, Seller will continue to have an ongoing credit relationship with such borrower (or an affiliate thereof) pursuant to the terms of any other loan or credit relationship.

3.7         Deposits. All of the Deposits domiciled at the Branch were issued and remain in compliance in all material respects with all applicable laws, orders and regulations, are not subject to any material refunds or restitution and are insured by the FDIC to the maximum extent provided in the rules and regulations of the FDIC. No action is pending, or to the knowledge of Seller, threatened by the FDIC with respect to the termination of such insurance. The Deposits are in all material respects genuine and enforceable obligations of Seller. The balance of each deposit account included in the Deposits as shown on Seller’s books and records as of the close of business on the Closing Date will be true and correct in all material respects. Seller has the right to transfer or assign each of the Deposits to Purchaser subject to receipt of applicable regulatory approvals. Seller shall deliver to Purchaser as of the Closing Date (i) taxpayer identification numbers (or record of appropriate exemption) for all holders of the Deposits; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Deposits and the holders thereof. Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers. To the best of Seller’s knowledge, there are not any “kiting” schemes associated with any of the Deposits.

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3.8         Compliance with Laws. Seller has complied in all material respects with all laws, regulations and orders applicable to the operation of the Branches, the Leases, the Fixed Assets, the safe deposit business, the Deposits (and the administration thereof) and the Loans, and has obtained all governmental permits, franchises, licenses and other authorizations required for the business of the Branches, and the present use of such assets by Seller does not violate in any material respect any law, regulation or order. No notice or warning material to the current business or operations of the Branches has been received from any Regulatory Authority or, to the knowledge of Seller, threatened.

3.9         Environmental Matters.

(a)	As used herein, the term “Environmental Laws” shall mean all local, state and federal environmental and health and safety laws, regulations, ordinances, administrative and judicial orders and common law standards in all jurisdictions in which Seller, the Branches or its predecessors by merger have done business or owned, leased or operated property. Environmental Laws shall include, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Occupational Safety and Health Act, and their state and local counterparts.

(b)	Seller has not received any notice from any person or entity with respect to the Branches, that there are outstanding or, to the knowledge of Seller, pending, public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to any Environmental Laws or that Seller is responsible for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any of the Real Property.

(c)	There are no present or past conditions on the Owned Real Property involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any hazardous materials or from any generation, transportation, treatment, storage, disposal, use or handling of any hazardous materials, and during Seller’s occupancy of the Leased Real Property, and, to Seller’s knowledge, prior to Seller’s Occupancy of the Leased Real Property, there has been no storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any hazardous materials or from any generation, transportation, treatment, storage, disposal, use or handling of any hazardous materials with respect to the Leased Real Property.

(d)	There is no material environmental defect in or associated with the Owned Real Property or, to Seller’s knowledge, the Leased Real Property.

(e)	None of the Real Property is currently undergoing remediation or cleanup of hazardous materials or other environmental conditions.

3.10       Taxes. Except as otherwise set forth in this Agreement, Seller has paid or shall pay, credit Purchaser for paying, or make appropriate provision to pay in accordance with ordinary business practices all federal, state and local income, excise, payroll, withholding, property, franchise, shares, sales, use and transfer taxes, if any, which have accrued (whether or not they are due and payable) through the Closing Date with respect to the Branches. Any claims for refunds of taxes which have been paid by Seller shall remain the property of Seller.

3.11       Governmental Proceedings. Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of the deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Seller that could have a material adverse effect on the operation of the Branches after the Closing Date or that could affect Seller’s ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement.

3.12       Community Reinvestment Act. The most recent Community Reinvestment Act rating received by Seller was not less than “satisfactory.”

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3.13       No Broker. Except for Keefe, Bruyette & Woods, Inc., no broker or finder, or other party or agent performing similar functions, has been retained by Seller or its holding company, First Financial Service Corporation (“Parent”), or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transactions contemplated hereby. Any payment to which such a broker or finder is entitled shall be the sole responsibility of Seller or Parent.

3.14       Employee Matters.

(a)	Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branches and Seller is not aware of any pending organizational efforts at the Branches.

(b)	Seller has complied in all material respects with all applicable laws relating to the employment of Employees, including, without limitation, those relating to wages, hours, immigration, the payment of wages, and the classification of Employees as exempt or not exempt from the payment of overtime under applicable law, prohibitions against discrimination and harassment, occupational safety and health, and leaves of absence.

3.15       Litigation. There are no claims, actions, suits, investigations, inquiries or proceedings (public or private), including any civil, criminal, investigative or informal actions, audits, demands, claims, hearings, litigations, disputes, inquiries, investigations or other proceedings of any kind or nature, in any court or before any governmental authority or arbitration board or tribunal (each, a “Legal Proceeding”) which are pending, or to the knowledge of Seller, threatened or contemplated, against, or otherwise affecting the Branches or Assets or the Deposits or other liabilities being assumed by Purchaser hereunder or that affects Seller in a manner that challenges the validity or legality of the transactions contemplated by this Agreement. There is no decree, judgment or order of any kind in existence, against, affecting or restraining Seller or any of its respective officers, employees, or directors from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Seller, subject to the exceptions disclosed in writing in Purchaser’s disclosure schedule delivered to Seller as of the date hereof, which representations and warranties shall survive the Closing Date as provided in Section 9.1 hereof, as follows:

4.1         Corporate Organization. Purchaser is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Purchaser has the corporate power and authority to own the Assets being acquired, to assume the liabilities and obligations being assumed hereunder, including, without limitation, the Deposits and Leases, to execute, deliver and perform this Agreement and to effect the transactions contemplated hereby.

4.2         Corporate Authority. Purchaser has full corporate power and authority and is duly authorized to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all related agreements by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement and all related agreements executed and delivered by Purchaser pursuant hereto, including, without limitation, all instruments confirming the assumption by Purchaser of the obligations and liabilities of Seller contemplated hereby, have been duly executed by Purchaser and constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to the provisions of federal and other applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect, and subject to general equity principles, which may limit enforcement of certain remedies.

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4.3         No Violation. Neither the execution and delivery of this Agreement or any related agreements to which Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other related agreements in compliance with the terms and conditions hereof and thereof by Purchaser will (a) violate, conflict with or result in any breach of the Articles of Incorporation or By-Laws of Purchaser (b) violate, conflict with or result in a breach, default or termination under any contract or agreement to which Seller is a party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the indebtedness or other obligations of Purchaser, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Seller, or (c) violate any order, writ, injunction, decree, statute, rule, regulation or order of any governmental authority applicable to Purchaser once the Governmental Approvals are obtained.

4.4         No Broker. No broker or finder, or other party or agent performing similar functions, has been retained by Purchaser or is entitled to be paid based upon any agreements, arrangements or understandings made by Purchaser in connection with the transactions contemplated hereby. Any payment to which such a broker or finder is entitled shall be the sole responsibility of Purchaser.

4.5         Litigation. There are no Legal Proceedings which are pending, or to the knowledge of Purchaser, threatened or contemplated, against, or otherwise affecting Purchaser in a manner that challenges the validity or legality of the transactions contemplated by this Agreement. There is no decree, judgment or order of any kind in existence, against, affecting or restraining Purchaser or any of its respective officers, employees, or directors from taking any actions of any kind in connection with the performance of this Agreement and the transactions contemplated herein.

4.6         Community Reinvestment Act. The most recent Community Reinvestment Act rating received by Purchaser as of the date hereof was not less than “satisfactory.”

4.7         Regulatory Capital. Purchaser is on the date hereof (a) “adequately capitalized”, as defined for purposes of the Federal Deposit Insurance Act and the rules and regulations promulgated thereunder, and (b) in compliance with the capital ratios set forth on Schedule 2.1(a). To the knowledge of Purchaser, as of the date hereof no Regulatory Authority has indicated that it will condition any of the Governmental Approvals necessary to the consummation of the transactions contemplated hereby upon an increase in the capital ratios set forth on Schedule 2.1(a).

4.8         Government Proceedings. Purchaser is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of the deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Purchaser that could reasonably be expected to affect Purchaser’s ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

4.9         Governmental Notices. Purchaser has received no notice as of the date hereof that any federal, state or other Regulatory Authority would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

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ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING DATE

5.1         Conduct of Business. Pending the Closing Date, and except as otherwise consented to by Purchaser, which consent shall not be unreasonably withheld:

(a)	Seller shall carry on the business of the Branches in substantially the same manner as prior to the execution of this Agreement, and Seller shall not, with regard to the Branches, engage in any activities or transactions outside its ordinary course of business as conducted as of the date hereof except for activities or transactions contemplated by this Agreement; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branches; provided, further, that Seller may, but shall not be required to, maintain the current number of Employees at the Branches.

(b)	Seller shall use its commercially reasonable efforts to (i) preserve its business operation as conducted at the Branches; (ii) prevent a material reduction of the Deposits and (iii) preserve for Purchaser the good will of its customers and others doing business with the Branches; and (iv) cooperate with and assist Purchaser in assuring the orderly transition of such business from Seller to Purchaser.

(c)	Only with respect to the Branches, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the Closing, Seller shall not:

(i)	sell, lease, encumber, or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of the Assets;

(ii)	transfer any Deposits including, without limitation, to Seller’s or any affiliates’ other operations or branches, except upon the unsolicited request of a depositor in the ordinary course of business;

(iii)	agree to increase the salary, remuneration or compensation (including insurance, pension or other benefit plan) payable or to become payable to persons employed at the Branches other than in accordance with Seller’s customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

(iv)	hire any new employees at the Branches, except for employees hired to fill an existing position at the Branches, which are set forth on Schedule 5.1(c)(iv);

(v)	violate any law, statute, rule, governmental regulation, order or undertaking which violation would have a material adverse effect on the Assets or Assumed Liabilities;

(vi)	invest in any Fixed Assets to be located at the Branches, except for commitments made on or before the date of the Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of business;

(vii)	fail to classify any Loan that should be classified consistent with Seller’s past practice regarding loan classifications as “watch,” “special mention,” “substandard,” “doubtful,” “loss,” or TDR;

(viii)	other than (A) interest expense or (B) expenses incurred in the ordinary course of business consistent with past practice, incur any expense in excess of $500 that are attributable to the Branches;

(ix)	make any charitable contribution or political donation attributable at the Branches for which Seller would seek a pro rata adjustment pursuant to Section 1.12;

(x)	purchase or renew any subscriptions, memberships, affiliations, or similar relationships attributable to the Branches with any organization, entity, association or publication;

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(xi)	change in any respect the credit policies and collateral eligibility requirements and standards in place at the Branches;

(xii)	offer any special deposit rate promotion with respect to the Deposits or potential accounts at the Branches, except for promotions offered by Seller at all or substantially all of its branch offices, or offer any deposit rate at the Branches that would result in a violation of the laws and regulations applicable to Seller as a result of Seller’s current designation assigned by Regulatory Authorities as a result of any regulatory enforcement action;

(xiii)	adopt or implement any amendment to its Articles of Incorporation or By-Laws in a manner that would interfere with the transfer of the Assets or Assumed Liabilities or otherwise interfere with the consummation of the transactions contemplated hereby; and

(xiv)	file any application, or otherwise take any action, to relocate or terminate the operation of the Branches.

(d)	Seller shall promptly provide to Purchaser a written list of all new Loans made at the Branches after the execution of this Agreement on a weekly basis.

(e)	Between the date hereof and the Closing Date, Seller shall promptly advise Purchaser in writing of any fact that, if existing or known as of the date hereof, would have made any of the representations contained herein inaccurate or untrue in any material respect.

5.2         Exclusivity. Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Seller and Parent agree that neither Seller, Parent nor any of their respective representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates shall (i) initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Purchaser to acquire, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, all or any portion of (A) the Branches, (B) the Assets or (C) any other branches or assets of Seller if the consummation of such a transaction would have a material adverse effect on the ability of Seller and Purchaser to consummate the transaction contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”), (ii) provide any non-public information to any third party in connection with an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding requiring it to abandon or terminate this Agreement or fail to consummate the transactions contemplated hereby. Until this Agreement is terminated in accordance with its terms, Seller shall promptly (and in any event within two (2) business days after receipt thereof by Seller) advise Purchaser orally and in writing of any Acquisition Proposal. Notwithstanding anything contained herein to the contrary, Purchaser and Seller agree that the sole right and remedy for noncompliance with this Section 5.2 is to have such provision specifically enforced by any court having equity jurisdiction; it being acknowledged and agreed that any such breach will cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy to Purchaser.

ARTICLE VI

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to complete the transactions provided for in this Agreement are subject to the satisfaction, at or before the Closing Date, of each of the following conditions (all or any of which may be waived by Purchaser except for the conditions in Section 6.5 which cannot or will not be waived by Purchaser):

6.1         Representations and Warranties True. The representations and warranties made by Seller in this Agreement qualified by materiality shall be true and correct, and the representations and warranties made by Seller in this Agreement not qualified by materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

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6.2         Obligations Performed. Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

6.3         Certificate of Compliance. Seller shall have delivered to Purchaser a certificate of its President or any Executive Vice President, dated as of the Closing Date, stating that the conditions specified in Sections 6.1 and 6.2 have been satisfied.

6.4         No Adverse Litigation. On the Closing Date no Legal Proceeding shall be threatened or pending against Purchaser or Seller which might reasonably be expected to materially and adversely affect the business, properties and assets of the Branches or materially and adversely affect the transactions contemplated by this Agreement.

6.5         Regulatory Approvals. Purchaser shall have received from the appropriate Regulatory Authorities all Governmental Approvals (i) of the transactions contemplated hereby and (ii) to operate the Branches as branches of Purchaser, in each case on terms that do not contain an Unacceptable Regulatory Condition. Seller shall not have been notified by any Regulatory Authority that discontinued operation of the Branches by Seller would be a violation of any statute, regulation or policy of any Regulatory Authority.

6.6         Release of Liens. All Liens other than Permitted Encumbrances affecting the Assets shall have been released to Purchaser’s satisfaction.

6.7         No Material Damage. From the date of this Agreement until the Closing Date there shall have been no material damage to or destruction of the physical condition of the Branches.

6.8         No Material Adverse Change. From the date of this Agreement until the Closing Date there shall have been no material adverse change in the business, financial condition, or operations of the Branches.

6.9         Receipt of Closing Deliverables. Seller shall have complied with and provided to Purchaser at the Closing all of the deliverables set forth in Section 1.8.

6.10       Real Property Contingencies. All Real Property Contingencies shall have been satisfied or waived by Purchaser and there shall have been no material change in the physical condition of the Branches or to the condition of Seller’s title to the Owned Real Property since the expiration of the due diligence periods set forth in Article X of this Agreement.

6.11       Capital Contingency. The shareholder of Purchaser shall have raised and contributed to Purchaser the necessary capital required to satisfy any capital injection requirement that may be specified by any necessary Governmental Approval.

ARTICLE VII

CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligations of Seller to complete the transactions provided for in this Agreement are subject to the satisfaction, at or before the Closing Date, of each of the following conditions (all or any of which may be waived by Seller except for the conditions in Section 7.5 which cannot or will not be waived by Seller):

7.1         Representations and Warranties True. The representations and warranties made by Purchaser in this Agreement qualified by materiality shall be true and correct, and the representations and warranties made by Purchaser in this Agreement not qualified by materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

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7.2         Obligations Performed. Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

7.3         Certificate of Compliance. The Purchaser shall have delivered to Seller a certificate of its President or any Executive Vice President, dated as of the Closing Date, stating that the conditions specified in Sections 7.1 and 7.2 have been satisfied.

7.4         No Adverse Litigation. On the Closing Date no action, suit or proceeding shall be threatened or pending against Purchaser or Seller which might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement.

7.5         Regulatory Approvals. Purchaser shall have received from the appropriate Regulatory Authorities all Governmental Approvals (i) of the transactions contemplated hereby and (ii) to operate the Branches as branches of Purchaser, in each case on terms that do not contain an Unacceptable Regulatory Condition. Seller shall not have been notified by any Regulatory Authority that discontinued operation of the Branches by Seller would be a violation of any statute, regulation or policy of any Regulatory Authority.

7.6         Receipt of Closing Deliverables. Purchaser shall have complied with and provided to Seller at the Closing all of the deliverables set forth in Section 1.9.

ARTICLE VIII

TERMINATION

8.1         Methods of Termination. This Agreement may be terminated in any one of the following ways:

(a)	at any time on or before the Closing Date by the mutual consent in writing of Purchaser and Seller;

(b)	by either Seller or Purchaser in writing if the transactions contemplated hereby are not consummated on or before October 31, 2012 (the “Outside Date”), in which case this Agreement shall be null and void, unless the failure of such occurrence is due to the failure of the party seeking to so terminate to perform or observe any of its agreements and conditions set forth herein;

(c)	by Purchaser, if Seller has breached or is in breach of any (i) representation or warranty (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below) or (ii) covenant or agreement, in each case on the part of Seller contained in this Agreement in any respect, which breach would result in the conditions set forth in Article VI of this Agreement not to be satisfied on the Closing Date, and such breach is not cured by the earlier of (i) the Outside Date or (ii) thirty (30) days following written notice to Seller;

(d)	by Seller, if Purchaser has breached or is in breach of any (i) representation or warranty (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below) or (ii) covenant or agreement, in each case on the part of Seller contained in this Agreement in any respect, which breach would result in the conditions set forth in Article VII of this Agreement not to be satisfied on the Closing Date, and such breach is not cured by the earlier of (i) the Outside Date or (ii) thirty (30) days following written notice to Seller;

(e)	by Purchaser in writing at any time after any Regulatory Authority has conditioned its grant of a Governmental Approval on Purchaser’s acceptance of or agreement to an Unacceptable Regulatory Condition;

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(f)	by Seller or Purchaser, if it becomes reasonably apparent that the condition set forth in Section 6.11 will not be satisfied by the Outside Date; and

(g)	by either Seller or Purchaser in writing at any time after any of the Governmental Approvals has been denied and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that with respect to any denial by a Regulatory Authority of a Governmental Approval, the party terminating this Agreement pursuant to this Section 8.1(g) shall have complied in all material respects with its obligations set forth in Section 2.1.

8.2         Procedure Upon Termination. In the event of termination pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and be null and void upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

(a)	each party will return to the party furnishing the same all documents, work papers and other materials of the other party relating to this transaction, whether obtained before or after the execution hereof; and

(b)	all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

The requirements of this Section 8.2 shall be deemed to survive the termination of this Agreement.

8.3         Effect of Termination. The termination of this Agreement pursuant to Sections 8.1(c) or (d) of this Agreement shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof.

ARTICLE IX

INDEMNIFICATION

9.1         Survival of Representations and Warranties and Agreements. The respective representations and warranties of Seller, Parent and Purchaser contained in this Agreement shall survive the Closing but shall expire on the date that is fifteen (15) months following the Closing Date, except with respect to, and to the extent of, any claim of which written notice of the claim has been given by one party to the other prior to such expiration; provided, however, that notwithstanding the foregoing, the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.2 (Corporate Authority) and Section 4.1 (Corporate Organization) and Section 4.2 (Corporate Authority) (the “Fundamental Representations”) shall survive the Closing and continue in full force and effect indefinitely, and the representations and warranties set forth in Section 3.9 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations. The respective covenants and agreements of Seller and Purchaser contained in this Agreement shall survive the Closing until such covenant is fully performed.

9.2         Indemnification by Seller. Subject to Section 9.1, from and after the Closing Date, Seller agrees to indemnify, defend, and hold harmless Purchaser, its successor and assigns, and its officers, directors, employees, agents and other representatives from and against any and all liabilities, penalties, damages, losses, claims, costs, and expenses (including court costs, costs of investigation and reasonable attorneys’ fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, whether or not such claim may be ultimately proved) (collectively, “Losses”) arising out of or resulting directly or indirectly from or in connection with:

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(a)	any inaccuracy in any representation or breach of any warranty of Seller contained in this Agreement or the other documents executed in connection with the transactions contemplated herein;

(b)	any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement;

(c)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by Seller or Parent (or any person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(d)	any failure by Seller to fully pay or satisfy or cause to be paid or satisfied any liabilities not to be assumed by Purchaser pursuant to the terms hereof; and

(e)	(i) the ownership, operation and conduct of the business of the Branches prior to close of business on the Closing Date (including, but not limited to, claims for personal injuries arising from incidents occurring prior to the close of business on the Closing Date and any violation of laws occurring or alleged to have occurred on or prior to the Closing Date) or the administration of any of the Deposits, the Loans or the safe deposit business by Seller prior to close of business on the Closing Date, (ii) Seller’s ownership of or interest in the Fixed Assets and the Leases, insofar as the Losses are incurred as a result of actions occurring prior to the close of business on the Closing Date, and (iii) the payment or performance of any of the Assumed Liabilities prior to the close of business on the Closing Date.

9.3         Indemnification by Purchaser. Subject to Section 9.1, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its successor and assigns, and its officers, directors, employees, agents and other representatives from and against any and all Losses arising out of or resulting directly or indirectly from or in connection with:

(a)	any inaccuracy in any representation or breach of any warranty of Purchaser contained in this Agreement or the other documents executed in connection with the transactions contemplated herein;

(b)	any failure by Purchaser to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement; and

(c)	(i) the ownership, operation and conduct of the business of the Branches after the close of business on the Closing Date (including, but not limited to, claims for personal injuries arising from incidents occurring after the close of business on the Closing Date and any violation of laws occurring or alleged to have occurred after the close of business on the Closing Date) or the administration of any of the Deposits, the Loans or the safe deposit business by Purchaser after the close of business on the Closing Date, (ii) Purchaser’s ownership of or interest in the Fixed Assets and the Leases, insofar as the Losses are incurred as a result of actions occurring after the close of business on the Closing Date, or (iii) the payment or performance of any of the Assumed Liabilities after the close of business on the Closing Date.

9.4         Indemnification Procedures.

(a)	A claim for indemnification by a person seeking indemnification hereunder (an “Indemnified Party”) for any matter not involving a claim asserted by a third party (a “Third Party Claim”) may be asserted by written notice to the party from which indemnification is sought (the “Indemnifying Party”), which notice shall include a reasonable description of the basis for the claim, and shall be paid within ten business days of the receipt of such notice; provided that the failure to deliver such notice shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure is materially prejudicial to the Indemnifying Party.

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(b)	In the event that a Third Party Claim is asserted, the Indemnified Party shall as soon as reasonably practicable cause written notice of the assertion of such Third Party Claim of which it has knowledge to be delivered to the Indemnifying Party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel and to defend against, negotiate, settle or otherwise deal with the Third Party Claim, which relates to any Losses for which indemnification is sought hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with a Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, it shall within ten calendar days (or sooner, if the nature of the Third Party Claim so requires) of receipt of notice of the Third Party Claim notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, which relates to any Losses for which indemnification is sought hereunder, or fails to notify the Indemnified Party of its election within the timeframe provided for herein, the Indemnified Party may then, but only then, defend against, negotiate, settle or otherwise deal with such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable actual expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party, (ii) upon the reasonable advice of counsel to the Indemnified Party a conflict or potential conflict exists between the interests of the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (iii) such claim is based upon an investigation, inquiry, or other proceeding by a governmental entity; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (and any appropriate local counsel) for the Indemnified Parties in connection with such Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c)	After any final judgment or award shall have been rendered by a governmental body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (including any bills, records or other documentation supporting such sums) by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five business days after the date of such notice. Any indemnification payment pursuant to this Article IX shall be effected by wire transfer of immediately available funds within five business days after the determination thereof.

(d)	The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Loss and prejudice as a result of such failure or delay.

9.5         Payment of Fees and Expenses. If an Indemnified Party shall be entitled under this Article IX to indemnification for fees and expenses (including court costs, costs of investigation and reasonable attorneys’ fees and expenses for the defense of any claim which, if proved, would give rise to an obligation of indemnity hereunder, whether or not such claim may be ultimately proved), such Indemnified Party shall be entitled to current reimbursement thereof by the Indemnifying Party upon the submission to the Indemnifying Party of a request for reimbursement setting forth in reasonable detail such fees and expenses to be reimbursed.

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ARTICLE X

REAL PROPERTY MATTERS

10.1       Deliveries. Within fourteen (14) calendar days of the date of this Agreement, Seller shall deliver to Purchaser true and complete copies of all title insurance commitments, title insurance policies, plats, surveys, environmental reports or studies, structural reports or studies, and any other material documents pertaining to the Real Property, which Seller has in its possession or reasonable control.

10.2       Real Property Contingencies. Purchaser shall be under no obligation to close the transactions contemplated by this Agreement unless the following conditions (the “Real Property Contingencies”) shall have been waived by Purchaser, in writing, or satisfied at or prior to the time of Closing (provided that if an earlier deadline for satisfaction is expressly provided below, then such deadline shall apply).

(a)	Within ninety (90) calendar days after the date of this Agreement, Purchaser may obtain a commitment (the “Title Commitment”) for a policy of title insurance for each parcel of the Real Property and such endorsements thereto as Purchaser may reasonably require, from a title insurance company acceptable to Purchaser. Purchaser shall have twenty (20) business days (the “Title Review Period”) from the later of the date on which Purchaser receives (i) the Title Commitment and (ii) the surveys (the “Surveys”) referred to in 10.2(b) below (but in no event later than twenty (20) business days following expiration of the ninety (90) day period referred to in Section 10.2(b) below (the “Title Objection Deadline”)) within which to object to the status of title to the Real Property. If the Surveys or Title Commitment reflect or disclose any defect, exception or other matter affecting the Real Property that is unacceptable to Purchaser (collectively, the “Title Defects”), then, prior to the expiration of the Title Review Period, Purchaser may provide Seller with written notice of its objections, and Seller shall have thirty (30) calendar days (the “Cure Period”) from the date of such notice to remove or cure any Title Defects to the satisfaction of Purchaser. If Purchaser fails to timely deliver notice of the Title Defects by the Title Objection Deadline, Purchaser shall be deemed to have waived any objections to the Title Defects and shall proceed to Closing, except as otherwise provided by this Agreement. Seller shall use its reasonable good faith effort to remove or cure the Title Defects to Purchaser’s satisfaction. If Seller cannot cure any or all of the Title Defects within the Cure Period, then (i) if the Title Defects, individually or collectively, materially affect the value of the Real Property or the ability to operate the Branch located thereon, Purchaser may (A) terminate this Agreement by notice to Seller, (B) terminate this Agreement as to the conveyance of the specific Real Property affected by the Title Defect, whereupon this Agreement shall be modified to exclude the specific Real Property from the Assets, or (C) waive such Title Defects and proceed to Closing, or (ii) if the Title Defects, individually or collectively, do not materially affect the value of the Real Property or the ability to operate the Branch located thereon, (A) terminate this Agreement with respect to the Purchase of such Real Property and lease the Real Property from Seller pursuant to a written lease on market terms that are reasonably satisfactory to Purchaser and Seller; provided that such lease shall have an initial term of five (5) years and shall grant to Purchaser the right to renew the lease for four (4) additional periods of five (5) years each, or (B) waive such Title Defects and proceed to Closing.

(b)	Within ninety (90) calendar days after the date of this Agreement, Purchaser may obtain a current ALTA survey of each parcel of the Real Property, such survey to be prepared by a licensed professional engineer or surveyor designated by Purchaser.

(c)	The environmental condition of each parcel of the Real Property shall be acceptable to Purchaser in its reasonable discretion. For a period of 90 days from the date of this Agreement, Purchaser and its agents and contractors shall be permitted to conduct such tests, assessments and inspections as Purchaser deems necessary to confirm whether the environmental status of the Real Property is acceptable to Purchaser in its sole discretion. In the event Purchaser determines that the environmental condition of any parcel of the Real Property is reasonably unacceptable, Purchaser may (i) terminate this Agreement by notice to Seller, (ii) terminate this Agreement as to the conveyance of the specific Real Property affected by the unacceptable environmental condition, whereupon this Agreement shall be modified to exclude the specific Real Property from the Assets, or (iii) proceed to Closing.

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(d)	During the Title Review Period, Purchaser shall determine if the zoning for the Real Property is sufficient for its purposes of operating a banking institution at the Real Property. In the event Purchaser determines that zoning is not sufficient for such purposes, Purchaser may (i) terminate this Agreement by notice to Seller or (ii) terminate this Agreement as to the conveyance of the specific Real Property affected by the insufficient zoning, whereupon this Agreement shall be modified to exclude the specific Real Property from the Assets.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1       Amendment and Modification. The parties hereto by mutual consent may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

11.2       Waiver or Extension. Either party by written instrument signed by its duly authorized officers may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein or in any such documents; provided, however, that neither party may waive the requirement for obtaining the Governmental Approvals. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3       Assignment. Neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto (whether by operation or law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.4       Payment of Expenses. Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder. Except as otherwise expressly provided herein, any expenses, fees and costs necessary for any Governmental Approvals or for any notice to depositors of the assumption of the Deposits provided for in this Agreement shall be paid by Purchaser.

11.5       Breaches of Agreements with Third Parties. If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

11.6       Addresses for Notices, Etc. All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and shall be deemed to have been duly given when delivered by hand, by a nationally-recognized overnight delivery service (postage prepaid), by the United States Postal Service by registered or certified mail (postage prepaid), by facsimile transmission (confirmed in writing), or by electronic mail to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

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If to Seller to:	First Federal Savings Bank of Elizabethtown, Inc.
2323 Ring Road
Elizabethtown, Kentucky 42701
Facsimile: (270) 765-2135
Attention: Gregory S. Schreacke, President

With a copy to:	Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202
Facsimile: (502) 581-1087
Attention: Nathan L. Berger and R. James Straus

If to Purchaser to:	First Security Bank of Owensboro, Inc.
300 Frederica Street
Owensboro, KY 42301
Facsimile: (270) 663-0517
Attention: M. Lynn Cooper, President & CEO

With a copy to:	Stites & Harbison, PLLC
250 West Main Street
2300 Lexington Financial Center
Lexington, KY 40507
Facsimile: (859) 425-7930
Attention: Walter R. Byrne, Jr., Esq.

11.7       Counterparts; Signatures. This Agreement and each ancillary document to the transactions contemplated hereby may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and ancillary documents and of signature pages thereto by electronic mail or via facsimile transmission shall constitute effective execution and delivery of this Agreement and such ancillary documents as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic mail or by facsimile shall be deemed to be their original signatures for all purposes.

11.8       Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.9       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

11.10     Waiver of Jury Trial. SELLER AND PURCHASER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE LOANS, THE LOAN DOCUMENTS OR THE REAL PROPERTY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

11.11     Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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11.12     No Third-Party Rights. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.13     Entire Agreement. The Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. Exhibits, Annexes, Appendices and Schedules to this Agreement are incorporated into this Agreement by reference and made a part hereof.

11.14     Specific Performance. Each of the parties hereto does hereby jointly and severally acknowledge and represent that the parties shall be entitled to injunctive relief and to enforce specific performance of the agreements contained herein should the other party fail or otherwise refuse to perform the duties and obligations set forth in this Agreement. This provision shall not restrict or inhibit any party from seeking any and all other remedies at law or in equity which may or might be available, including money damages. However, it is expressly understood and agreed by and between the parties hereto that money damages as the sole remedy for a breach or breaches of this Agreement would be inadequate.

11.15     Public Disclosures. Prior to the Closing Date, neither Purchaser, Seller nor any of their respective affiliates shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, neither Purchaser, Seller nor any of their respective affiliates shall release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure as, upon advice of its counsel and with as much prior notice to the other party as reasonably practicable, may be required by legal requirement or as necessary to obtain the regulatory approvals or to comply with the federal securities laws.

[Remainder of the page is intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first written above.

SELLER:

FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN, INC.

By:	/s/ Gregory S. Schreacke
Name: Gregory S. Schreacke
Title: President

PURCHASER:

FIRST SECURITY BANK OF
OWENSBORO, INC.

By:	/s/ M. Lynn Cooper
Name: M. Lynn Cooper
Title: President & CEO

EXHIBIT A

Branches

1.	11810 Interchange Dr.

Louisville, KY 40229

2.	301 Blankenbaker Parkway

Louisville, KY 40243

3.	3650 South Hurstbourne Parkway

Louisville, KY 40299

4.	12629 Taylorsville Road

Louisville, KY 40299

Exhibit A

Exhibit B

Form of Assumption Agreement:

STATE OF _________________________

COUNTY OF ________________________

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First Security Bank of Owensboro, Inc. (the “Purchaser”), a Kentucky banking corporation headquartered in Owensboro, Kentucky, pursuant to Section 1.4 of the Branch Purchase Agreement with FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN, INC., a Kentucky banking corporation having its principal office in Elizabethtown, Kentucky (the “Seller”) dated as of ___________ __, 2012 (the “Agreement”) assumes and agrees to pay and perform the following duties, responsibilities, obligations and liabilities (and none other) of Seller (the “Liabilities”) that are to paid or performed by Seller from and after the opening of business on the Closing Date:

(a)         the deposit liabilities of Seller described on Schedule I attached hereto and incorporated herein, including any related sweep accounts, whether represented by collected or uncollected funds, which includes savings accounts, NOW accounts, checking accounts, and time deposits together with accrued but unpaid interest payable, attributed on the records of the Branches (the “Deposits”);

(b)         all of the liabilities and obligations of Seller under the Loans purchased by Purchaser under the Agreement arising after the close of business on the Closing Date, including funding commitments under the Loans and servicing obligations with respect to the Loans;

(c)         all of the liabilities and obligations of Seller arising after the close of business on the Closing Date under the Leases assumed by Purchaser under this Agreement;

(d)         all safe deposit contracts and leases for the safe deposit boxes located at the Branches as of the opening of business on the Closing Date;

(e)         all of the liabilities and obligations of Seller respecting the Real Property;

(f)         all accrued liabilities, if any, described by Schedule II attached hereto and made a part hereof; and

(g)         taxes for which Purchaser is responsible under the Agreement and taxes with respect to the Assets or the Branches for any taxable period (or portion thereof) that begins after the Closing Date.

It is expressly understood, acknowledged and agreed that Purchaser shall not assume, nor shall it be deemed to have assumed, nor shall it be liable for, any liability, duty or obligation of Seller, whether express or implied, other than the liabilities set forth above and those expressly assumed in the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings given them under the Agreement.

IN WITNESS WHEREOF, Purchaser acting through its duly authorized officers has executed this Assumption of Liabilities in accordance with Section 1.4 of the Agreement this __ day of ___________, 2012.

By:

Exhibit B

COMMONWEALTH OF KENTUCKY

COUNTY OF DAVIESS

I, the undersigned, a Notary Public in and for said County in said State, hereby certify that ____________________ and _____________________ whose names as _______________ and ________________, respectively of First Security Bank of Owensboro, Inc., a Kentucky banking corporation, are signed to the foregoing instrument, and who are known to me, acknowledged before me on this day, that, being informed of the contents of the instrument, they, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and seal of office this __________day of ____________, 2012.

Notary Public

My commission expires:

[SEAL]

Exhibit B

EXHIBIT C

CONSENT TO ASSIGNMENT AND ESTOPPEL CERTIFICATE

First Security Bank of Owensboro, Inc.

300 Frederica Street

Owensboro, KY 42301

Ladies and Gentlemen:

The undersigned (“Landlord”), being the landlord under that certain Lease, dated ______________ (the “Lease”), between Landlord and _____________________ (“Tenant”), pursuant to which Tenant leases ________________ (the “Premises”), does hereby:

1.         Consents to the assignment of the Lease by Tenant to First Security.

2.         Certify, represent and warrant to the First Security Bank of Owensboro, Inc. (“First Security”) and Tenant as follows:

(a)         The copy of the Lease attached hereto as Exhibit A is a true, correct and complete copy of the Lease together with a true, correct and complete copy of each amendment, assignment, schedule and exhibit thereto. The Lease represents the entire agreement among the parties with regard to the Tenant’s occupancy of the Premises, and the Lease has not been modified or amended except as set forth on Exhibit A.

(b)         The current term of the Lease is for _____ years, commencing on _____________ and expiring on _______________.

(c)         Tenant has _____ remaining options to renew or extend the term of the Lease for ____ years each.

(d)         The monthly rent currently payable under the Lease is $_________________, which amount is comprised of $_________________ of base rent and $_________________ of operating expense reimbursement.

(e)         The rentals and other charges payable by Tenant under the Lease have been paid through _________________, 2012 and, as of the date hereof, no installment of rent or other charges payable by Tenant under the Lease has been paid more than one month in advance of its due date nor are any installments of rent or other charges payable by Tenant under the Lease past due.

(f)         Tenant has paid a security deposit under the Lease in the amount of $_________________.

(g)        The Lease is in full force and effect and, to the best of Landlord’s knowledge, neither Landlord nor Tenant is in default in the performance of any of its respective obligations under the Lease nor has any event occurred which with notice, the passage of time or otherwise would constitute a default by Landlord or Tenant under the Lease.

(h)        Any construction to be performed by Landlord under the Lease has been completed to Tenant’s satisfaction and the Premises have been accepted by Tenant.

(i)         Landlord has received no notice of any transfer or assignment by Tenant of the Lease other than the proposed assignment of the Lease by Tenant to the Peoples Exchange Bank.

Exhibit C

3.         [Agree, concurrently with the execution of this letter, to execute a short form of lease in recordable in the form attached hereto as Exhibit B, which will be recorded by First Security following the execution thereof.]

LANDLORD:

By:
Its:
Date:	_________________, 2012

Exhibit C

EXHIBIT D

Form of Bill of Sale:

THIS BILL OF SALE is executed and delivered on _____________ __, 2012, by FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN, INC., a Kentucky banking corporation (the “Seller”), in favor of FIRST SECURITY BANK OF OWENSBORO, INC., a Kentucky banking corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser have entered into a certain Branch Purchase Agreement (the “Agreement”), dated as of _________ __, 2012, whereby Purchaser has agreed to purchase and assume from Seller, and Seller has agreed to sell and assign to Purchaser, certain assets and liabilities related to certain branch offices of Seller; and

WHEREAS, Seller and Purchaser have this day closed the transaction contemplated by the Agreement and desire to memorialize the conveyance of certain Assets by Seller to Purchaser;

NOW, THEREFORE, in consideration of the premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby grant, bargain, sell, convey, assign, transfer, release and deliver unto Purchaser, its successors and assigns, all of Seller’s legal and beneficial right, title and interest in and to the Assets (other than the Owned Real Property which is being separately conveyed by special warranty deed in accordance with the Agreement) TO HAVE AND TO HOLD all and singular the said Assets, rights, benefits and property unto Purchaser, its successors and assigns, for its or their use and enjoyment forever.

This Bill of Sale is executed by Seller and delivered to Purchaser pursuant to the Agreement and is subject in all respects to the terms, provisions, conditions, representations and warranties of the Agreement, all of which terms, provisions, conditions, representations, and warranties are incorporated herein by reference. This Bill of Sale is further subject and subordinate to the terms of any individual, specific instruments of conveyance, assignment or transfer as to any particular Assets, rights, benefits or privileges executed by Seller and delivered to Purchaser in connection with the consummation of the transaction contemplated by the Agreement.

All the terms in this Bill of Sale shall be binding upon Seller and its successors and assigns and will inure to the benefit of Purchaser and its successors and assigns. All capitalized terms used herein and not otherwise defined herein shall have the meanings given them under the Agreement.

Exhibit D

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed under seal by its duly authorized officers on this the ___day of ___________, 2012.

FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN, INC.

By:
,

[CORPORATE SEAL]

COMMONWEALTH OF KENTUCKY	)
)

COUNTY OF _______________	)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that _______________ and ___________________, whose names as ___________ and ________________, respectively, of FIRST FEDERAL SAVINGS BANK OF ELIZABETHTOWN, INC., are signed to the foregoing instrument, and who are known to me, acknowledged before me on this day that, being informed of the contents of the instrument, they, as such officers and with full authority, executed the same voluntarily for and as of the act of said bank.

Given under my hand and official seal this _____day of ___________, 2012.

Notary Public

My commission expires:

ACCEPTANCE BY PURCHASER

Agreed to and accepted on behalf of Purchaser by the undersigned duly authorized officer of Purchaser.

FIRST SECURITY BANK OF OWENSBORO, INC.

By:
,

Exhibit D